EXHIBIT 4.21

Execution Version

THE SYMBOL "[****]" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT AND PLAN OF MERGER

by and among

SYNERON, INC.

a corporation organized under the laws of the State of Delaware;

CTRIA ACQUISITION CORPORATION; and

NEW STAR LASERS, INC.

a corporation organized under the laws of the State of California;

d.b.a COOLTOUCH, INC.

and

David Hennings and Nina Davis as the Shareholder Representatives

Dated as of February 19, 2014

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 19, 2014 by and among Syneron, Inc., a Delaware corporation (“Syneron” or the “Parent”), CTRIA Acquisition Corporation, a California corporation and a wholly owned subsidiary of Syneron (“Merger Sub”) and New Star Lasers, Inc., a California corporation, doing business as CoolTouch, Inc. (“CoolTouch” or the “Company”) and David Hennings and Nina Davis (the “Shareholder Representatives”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of the Company’s stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of California Law, Company will continue as the surviving corporation of the Merger and as a wholly owned subsidiary (directly or indirectly) of Syneron and each share of CoolTouch Common Stock outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the consideration set forth herein, and all CoolTouch Stock Options that have not been exercised will be cancelled in exchange for a right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement by the parties hereto, the holders of at least 84% of shares of CoolTouch Common Stock shall execute and deliver written consents, in a form reasonably acceptable to Syneron, adopting this Agreement and approving the Merger and the other transactions contemplated hereby (each, a “Written Consent” and collectively, the “Written Consents”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Syneron, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1           Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the other party hereto) relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving: (i) a merger or consolidation of Company in which its shareholders do not retain a majority of the voting power in the surviving corporation, (ii) a sale of all or substantially all the Company’s shares or assets, (iii) declaration or payment by the Company of a dividend in excess of fifty percent (50%) of the value of the assets of the Company; or (iv) transfer or grant by Company of a worldwide, perpetual exclusive license over all or substantially all of the Company’s Intellectual Property Rights.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Note Value” shall mean the aggregate amount of the CoolTouch Note Values for all of the CoolTouch Notes.

“Agreement” is defined in the first paragraph of this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such State is authorized or required by Legal Requirements or other governmental action to close.

“Business Plan” shall mean the plan for the operations of the Surviving Corporation agreed to between CoolTouch and Syneron and attached hereto as Exhibit A.

“California Law” shall mean the General Corporation Law of the State of California as amended from time to time (the “CGCL”) and any other applicable Legal Requirements of the State of California.

“Certificate of Merger” is defined in Section 2.2(b).

“Certificates” is defined in Section 2.8(c).

“Closing” is defined in Section 2.2.

“Closing Balance Sheet” is defined in Section 2.7(b).

“Closing Working Capital” means the Working Capital as of the close of business on the Closing Date.

“Code” is defined in the recitals to this Agreement.

“Commercially Reasonable Efforts” means the objective, reasonable, diligent, good faith efforts to accomplish such objective as a similarly situated (with respect to size, stage of development, market potential, availability of regulatory approval and assets) company would use to accomplish a similar objective under similar circumstances exercising reasonable business judgment.

“Company” is defined in the first paragraph of this Agreement.

“Confidentiality Agreement” is defined in Section 6.5(f).

“Contingent In-the-Money Stock Options” is defined in Section 2.3(c)

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding agreement, commitment, obligation, arrangement or understanding, whether oral or in writing.

“CoolTouch” is defined in the first paragraph of this Agreement.

“CoolTouch Articles of Incorporation” shall mean the Articles of Incorporation of CoolTouch, as amended and in effect on the date hereof.

“CoolTouch Board” shall mean the Board of Directors of CoolTouch.

“CoolTouch Bylaws” shall mean the Bylaws of CoolTouch, as amended and in effect on the date hereof.

“CoolTouch Closing Certificate” is defined in Section 7.2(a).

“CoolTouch Common Stock” shall mean the Common Stock, no par value, of CoolTouch.

“CoolTouch Disclosure Schedule” is defined in Section 3.

“CoolTouch Employment Closing Expenses” means the aggregate amount to be paid to certain employees of CoolTouch at closing equaling the sum of (i) US$[****], which represents accrued salary to [****], and (ii) the US dollar amount that represents the value of all accrued vacation days for all employees of the Company as of the Closing Date, which amount equaled $[****] as of February 15, 2014.

“CoolTouch Equity Per Share Amount” shall mean an amount equal to the quotient of (a) the Initial Actual Cash Payment, plus the aggregate exercise price of all CoolTouch In-the-Money Stock Options that are outstanding immediately prior to the Effective Time, plus the Aggregate Note Value divided by (b) the Outstanding Share Number (Fully-Diluted).

“CoolTouch Expenses” means (i) all fees, expenses and costs incurred on behalf of the Company prior to the Closing in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby and thereby (including legal, broker and other professional advisor fees, if any), which remain unpaid immediately prior to the Closing and (ii) any bonus, incentive, retention, compensation, non-competition or severance payments to be paid by CoolTouch to any director, officer or employee of Company in connection with the transactions contemplated hereby (including the amount of any retention bonuses or severance costs pursuant to agreements entered into by Company prior to the Closing which are triggered by the transactions contemplated hereby) and any payroll taxes incurred by Company in connection therewith; provided, however, that CoolTouch Expenses shall exclude (i) the CoolTouch Employment Closing Expenses and (ii) any amounts paid pursuant to the Offer Letters described in Section 7.2(h) hereof.

“CoolTouch Financial Statements” is defined in Section 3.6.

“CoolTouch In Licenses” is defined in Section 3.18(h).

“CoolTouch In-the-Money Stock Options” means those CoolTouch Stock Options that have a cash exercise price per share of CoolTouch Common Stock that is less than the CoolTouch Equity Per Share Amount.

“CoolTouch Intellectual Property Rights” shall mean Intellectual Property Rights that are owned or exclusively licensed to Company.

“CoolTouch IP Licenses” defined in Section 3.18(i).

“CoolTouch Lease Agreements” is defined in Section 3.15(c).

“CoolTouch Leased Real Property” is defined in Section 3.15(b).

“CoolTouch Lines of Credit” shall mean the lines of credit extended by (i) [****] (ii) [****] and (iii) [****].

“CoolTouch Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the CoolTouch Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Company taken as a whole; provided, however, that effects primarily resulting from any of the following shall not constitute a “CoolTouch Material Adverse Effect:”

(a) changes in conditions of the economy or securities markets of the United States in general, (b) changes that are the result of factors generally affecting any of the industries in which the Company operates, (c) political conditions generally of the United States, (d) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (e) any hurricane, earthquake or other natural disaster, (f) any change in applicable Legal Requirements or GAAP or other applicable accounting regulations or guidelines, (g) the announcement of this Agreement or the identity of Syneron, Merger Sub (including, in each such case, any loss or threatened loss of, or adverse change in, the relationship of the Company with its suppliers or employees) resulting therefrom or relating thereto, or (h) the effect of any failure by the Company to meet internal forecasts or projections (but not the underlying cause of such failure).

“CoolTouch [****] Products” shall mean (i) the CoolTouch Products and (ii) all products or technologies that are developed after the Effective Time by the Surviving Company, Syneron or any of their respective Affiliates and that are derived from, or that incorporate, any CoolTouch Products.

“CoolTouch Note Value Rate” shall mean, for any CoolTouch Note, the product of (i) the CoolTouch Note Value for such CoolTouch Note, divided by (ii) the number of CoolTouch Note Shares for such CoolTouch Note.

“CoolTouch Note Shares” shall mean, for any CoolTouch Note, the number of shares set forth in Section 3.1 of such CoolTouch Note.

“CoolTouch Note Value” shall mean, for any CoolTouch Note, the principal amount of such CoolTouch Note, plus all accrued but unpaid interest thereon through January 31, 2014.

“CoolTouch Notes” shall mean the promissory notes set forth on Section 3.3(d)-2 of the CoolTouch Disclosure Schedule.

“CoolTouch Out Licenses” is defined in Section 3.18(i).

“CoolTouch Participating Holders” shall mean holders of shares of CoolTouch Common Stock and holders of CoolTouch Stock Options.

“CoolTouch Permits” is defined in Section 3.10(b).

“CoolTouch Plan” shall mean the CoolTouch 1994 Stock Option Plan, the CoolTouch 1996 Stock Option Plan, the CoolTouch 2000 Option Plan and the CoolTouch 2012 Stock Option Plan.

“CoolTouch Products” shall mean all products, technologies and services developed, owned, made, provided, distributed, sold or licensed by or on behalf of the Company as of the Effective Time.

“CoolTouch Registered Intellectual Property” is defined in Section 3.18(a).

“CoolTouch Source Code” is defined in Section 3.18(q).

“CoolTouch Stock Options” shall mean all options to purchase shares of CoolTouch Common Stock issued pursuant to a CoolTouch Plan and listed in Section 3.3(c) of the CoolTouch Disclosure Schedule, consisting of CoolTouch In-the-Money Stock Options and Contingent In-the-Money Stock Options.

“CoolTouch Stockholder” shall mean all holders of shares of CoolTouch Common Stock.

“Designated Accounting Firm” is defined in Section 2.7(b).

“Disclosure Materials” means the documents, materials and notices prepared or to be prepared by Company pursuant to the CGCL, the CoolTouch Articles of Incorporation, CoolTouch Bylaws or otherwise in connection with obtaining Requisite CoolTouch Stockholder Approval.

“Dispute Notice” is defined in Section 2.7(b).

“Dissenting Shares” is defined in Section 2.11(a).

“Effective Time” is defined in Section 2.2(b).

“Employee” shall mean all Persons employed by the Company on a full or part-time basis, whether on active status or on leaves of absence.

“Employee Benefit Plan” means any “employee pension benefit plan” covered under Section 3(2) of ERISA, any “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post retirement compensation or post employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, welfare benefit, flexible spending account, educational assistance or scholarship plan, program or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate or with respect to which Company has or may have any Liability.

“Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, and all other similar domestic or foreign Legal Requirements, all as amended at any time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or Syneron, as applicable, or a Subsidiary of Company or Syneron, as applicable.

“Escrow Agreement” is defined in Section 7.1(d).

“Escrow Amount” shall mean US$[****].

“Escrow Fund” is defined in Section 9.1(a).

“Escrow Period” is defined in Section 9.1(b).

“Estimated Closing Working Capital” is defined in Section 2.7(a).

“Exchange Agent” is defined in Section 2.8(a).

“Exchange Fund” is defined in Section 2.8(b).

“Expert Calculations” is defined in Section 2.7(b).

“Expiration Time” is defined in Section 8.1.

“Extended Expiration Time” is defined in Section 8.1.

“First Annually Based Milestone Payment” is defined in Section 2.6(b)(1).

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Government Programs” is defined in Section 3.21(g).

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, but excluding office and janitorial supplies.

“Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

“Indemnifiable Claim” shall have the meaning set forth in Section 8.5.

“Indemnification Control Person” shall mean (i) in the case of a claim by a Participating Holder Indemnified Person, Syneron, and (ii) in the case of a claim by a Purchaser Indemnified Person, the Shareholder Representatives.

“Indemnification Notice” shall have the meaning set forth in Section 8.5.

“Indemnified Parties” is defined in Section 8.5.

“Indemnifying Party” is defined in Section 8.4(e).

“Initial Actual Cash Payment” is defined in Section 2.6(a).

“Initial Payment” means a total aggregate amount of US$11,250,000.

“Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates and divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) domain names and Internet addresses (vi) other proprietary rights relating or with respect to the protection of Technology, and (vii) and any moral rights, rights of attribution or rights to integrity of works.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Key Employees” means each of (i) David Hennings and (ii) Nina Davis.

“Knowledge”, “to the Knowledge of” or “Known” shall mean with respect to the Company, actual knowledge, following reasonable inquiry, of the Key Employees.

“Legal Proceeding” shall mean any action, claim, suit or litigation by or before any Governmental Authority.

“Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter of Transmittal” is defined in Section 2.8(c).

“Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

“Loss” is defined in Section 8.2.

“Losses” is defined in Section 8.2.

“Merger” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the first paragraph of this Agreement.

“Merger Sub Board” shall mean the Board of Directors of Merger Sub.

“Merger Sub Constitutional Documents” shall mean the Merger Sub’s articles of incorporation and bylaws, as amended and in effect on the date hereof.

“Milestone Payment(s)” shall mean (i) the First Annually Based Milestone Payment; and (ii) the Second Annually Based Milestone Payment.

[****]

“Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Outstanding Share Number (Fully-Diluted)” shall mean the sum of (a) the aggregate number of shares of CoolTouch Common Stock outstanding immediately prior to the Effective Time and (b) the aggregate number of shares of CoolTouch Common Stock issuable upon exercise of all CoolTouch In-the-Money Stock Options outstanding immediately prior to the Effective Time.

“Parent Closing Statement” is defined in Section 2.7(b).

“Payment Amount” shall mean the dollar amount that (a) when added to (1) the Aggregate Note Value, (2) the amount of the aggregate exercise price of all CoolTouch Stock Options that are outstanding immediately prior to the Effective Time and (3) the Initial Actual Cash Payment and (b) divided by the sum of (1) the Outstanding Share Number (Fully-Diluted) and (2) the aggregate number of shares of CoolTouch Common Stock that would be issuable upon exercise of all Contingent In-the-Money Stock Options; equals $1.00.

“Permitted Liens” shall mean (a) statutory Liens for current Taxes not yet due and payable, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements.

“Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

“Post-Closing Threshold Event” shall mean such time as the sum of (1) all amounts paid out of the Escrow Fund to CoolTouch Participating Holders and (2) all Milestone Payments received by CoolTouch Participating Holders equals the Payment Amount.  To the extent that any payment to be made in accordance with clause (1) or (2) above exceeds the Payment Amount, (a) the dollar amount of such payment up to and including the Payment Amount shall be deemed to have occurred prior to the Post-Closing Threshold Event and accordingly shall be allocated in accordance with the Sharing Percentage and (b) the dollar amount of such payment in excess of the Payment Amount shall be deemed to have occurred after the Post-Closing Threshold Event and accordingly shall be allocated in accordance with the Threshold Sharing Percentage.

“Private Insurance Programs” is defined in Section 3.21(g).

“Registered Intellectual Property” means any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for any of the foregoing (as applicable).

“Requisite CoolTouch Stockholder Approval” shall mean a majority of all outstanding shares of CoolTouch Common Stock.

“Review Period” is defined in Section 2.7(b).

“Second Annually Based Milestone Payment” is defined in Section 2.6(b)(2).

“Secretary of State” is defined in Section 2.2(b).

“Section 280G Payments” is defined in Section 6.3(d).

“Section 280G Stockholder Approval” is defined in Section 6.3(d).

“Selling Entity” shall mean the Surviving Company, Syneron, any assignee and each of their respective Affiliates.

“Shareholder Representatives” is defined in the first paragraph of this Agreement.

“Sharing Percentage” means, with respect to each CoolTouch Participating Holder (excluding any Contingent In-the-Money Stock Options held by such CoolTouch Participating Holder), a fraction, expressed as a percentage, which is the product of (i) the sum of (y) the total number of CoolTouch Common Stock held by such CoolTouch Stockholder immediately prior to the Effective Time plus (z) the aggregate number of shares of CoolTouch Common Stock issuable upon exercise of all CoolTouch In-the-Money Stock Options held by such CoolTouch Participating Holder immediately prior to the Effective Time, divided by (ii) Outstanding Share Number (Fully-Diluted).

“Shortfall” is defined in Section 2.7(c).

“Spreadsheet” shall have the meaning ascribed to such term in Section 6.9.

“Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

“Suppliers” is defined in Section 3.25.

“Surviving Company” or the “Surviving Corporation” is defined in Section 2.1.

“Syneron Board” shall mean the Board of Directors of Syneron.

“Syneron Constitutional Documents” shall mean Syneron's certificate of incorporation and bylaws, as amended and in effect on the date hereof.

“Syneron Disclosure Schedule” is defined in Section 4.

“Takeover Statute” is defined in Section 3.31.

“Target Working Capital” means US$[****].

“Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and including any liability for taxes of a predecessor or transferor.

“Technology” shall mean any or all of the following tangible items and any and all instantiations of the following in any form and embodied in any media: (i) works of authorship including computer programs, source code, executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) tools, methods and processes, and (vii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools.

“Termination Date” is defined in Section 10.1(c).

“Third Party Claim” shall mean any claim, demand, action, suit, proceeding or litigation asserted by a third party against any Indemnified Party.

“Threshold Amount” is defined in Section 8.4(e).

“Threshold Sharing Percentage” means, with respect to each CoolTouch Participating Holder, a fraction, expressed as a percentage, which is the product of (i) the sum of (y) the total number of CoolTouch Common Stock held by such CoolTouch Stockholder immediately prior to the Effective Time plus (z) the aggregate number of shares of CoolTouch Common Stock issuable upon exercise of all CoolTouch Stock Options held by such CoolTouch Participating Holder immediately prior to the Effective Time, divided by (ii) the sum of (a) the Outstanding Share Number (Fully-Diluted) and (b) the aggregate number of shares of CoolTouch Common Stock that would be issuable upon exercise of all Contingent In-the-Money Stock Options.

“Total Consideration” shall mean the Initial Actual Cash Payments, plus the Escrow Amount, plus the Milestone Payments.

“WARN Act” is defined in Section 3.14(e).

“Working Capital” means, as of the Closing, the current assets of the Company less the current liabilities of the Company, including the CoolTouch Employment Closing Expenses and excluding the CoolTouch Expenses, in each case determined in accordance with GAAP.

“Working Capital Adjustment Amount” is defined in Section 2.7(c).

“Working Capital Collar” shall mean US$150,000.

“Working Capital Recovery Threshold” shall mean an amount equal to the Estimated Working Capital minus the Working Capital Collar.

“Working Capital Statement” means an unaudited statement and calculation, reasonably satisfactory to Parent, of the Working Capital as of the Closing, based on the Company’s books and records and other information then available and certified on behalf of the Company by the chief executive officer and the chief financial officer of the Company.

“Written Consent(s)” is defined in the recitals to this Agreement.

1.2           Certain Interpretations.

(a)           Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(b)           Unless otherwise indicated, the words “include,” “includes” and “including”, when used herein, shall be deemed in each case to be followed by the words “without limitation”.

(c)           The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)           When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)           The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of California Law, at the Effective Time, the Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving entity of the Merger as a wholly owned subsidiary (directly or indirectly) of Syneron. The Company, as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Company” or the “Surviving Corporation”.

2.2           The Closing and Effective Time.

(a)           The closing of the Merger (the “Closing”) shall take place at such location, date and time to be agreed upon by Syneron and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other date as Syneron and the Company shall mutually agree upon in writing. The date upon which the Closing actually occurs pursuant hereto is referred to herein as the “Closing Date.”

(b)           Concurrently with the Closing, Syneron shall file this Agreement together with the related officers’ certificates required by Chapter 13 of the CGCL, in a customary form (the “Certificate of Merger”), with the Secretary of State of the State of California (the “Secretary of State”). The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger shall become effective at the time specified in the Certificate of Merger (the time at which the Merger becomes effective being the “Effective Time”).

2.3           Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Syneron, Merger Sub, Company, or the holders of any of the following securities, the following shall occur:

(a)           Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a share of common stock of the Surviving Company.

(b)           CoolTouch Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or any CoolTouch Stockholder, each share of CoolTouch Common Stock (other than the CoolTouch Note Shares) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive, payment from Syneron as follows: (i) an amount equal to the CoolTouch Equity Per Share Amount and (ii) such CoolTouch Participating Holder’s share of the Milestone Payments, if any, payable in cash, as provided in Sections 2.6(b)(1) and 2.6(b)(2) and (iii) a portion of the funds, if any, released from the Escrow Fund when and if released pursuant to Section 9.1(b).

(c)           CoolTouch Stock Options.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or any holder of CoolTouch Stock Options, each outstanding CoolTouch Stock Option shall be deemed fully vested and exercisable and shall be canceled and extinguished and shall be converted into the right to receive payment from Syneron of an amount (in each case, not less than zero) equal to (i) the product of (A) the aggregate number of shares of CoolTouch Common Stock issuable upon exercise of such CoolTouch Stock Option (deemed to be fully vested and exercisable) multiplied by (B) the excess of (x) the CoolTouch Equity Per Share Amount over (y) the per share exercise price of such Company Stock Option, which amount shall be payable in cash as provided in Section 2.8(b), (ii) such CoolTouch Participating Holder’s share of the Milestone Payments, if any, payable in cash, as provided in Sections 2.6(b)(1) and 2.6(b)(2) and (iii) a portion of the funds, if any, released from the Escrow Fund when and if released pursuant to Section 9.1(b); provided, however, that in the event that a CoolTouch Stock Option has an exercise price that is greater than the CoolTouch Equity Per Share Amount (a “Contingent In-the-Money Stock Option”), then no payment shall be made with respect to such Contingent In-the-Money Stock Option unless and until the Post-Closing Threshold Event has occurred, and, thereafter, the amount of cash payable with respect to such Contingent In-the-Money Stock Option shall be in accordance with the Threshold Sharing Percentage as provided in Sections 2.6(b)(1), 2.6(b)(2) and Section 9.1(b).  In connection with the acceptance by each holder of CoolTouch Stock Options of any amounts paid hereunder, each such holder shall be deemed to have consented to the appointment of the Stockholder Representatives as such holder’s representative and attorney-in-fact, with full power of substitution to act on behalf of the CoolTouch Participating Holders to the extent and in the manner set forth in this Agreement.

(d)           CoolTouch Note Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or any holder of CoolTouch Notes, each CoolTouch Note shall be cancelled, retired and extinguished and the CoolTouch Note Shares purchased with each CoolTouch Note shall be cancelled and extinguished and each such CoolTouch Note Share shall be converted into the right to receive payment from Syneron of an amount (in each case, not less than zero) equal to (i) the product of (A) the CoolTouch Note Shares for such CoolTouch Note multiplied by (B) the excess of (x) the CoolTouch Equity Per Share Amount over (y) the CoolTouch Note Value Rate of such CoolTouch Note, which amount shall be payable in cash as provided in Section 2.8(b), (ii) such CoolTouch Participating Holder’s share of the Milestone Payments, if any, payable in cash, as provided in Sections 2.6(b)(1) and 2.6(b)(2) and (iii) a portion of the funds, if any, released from the Escrow Fund when and if released pursuant to Section 9.1(b).

2.4           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of California Law, including the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Company as the Surviving Company.

2.5           Constituent Documents of the Surviving Company. Unless otherwise determined by Syneron prior to the Effective Time:

(a)           at the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with CGCL and as provided in such articles of incorporation; provided, however, that at the Effective Time, the articles of incorporation of the Surviving Company shall provide that the name of the Surviving Company shall be changed to: “The name of this corporation is “New Star Lasers, Inc.””;

(b)           At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided by the CGCL, the articles of incorporation of the Surviving Company or such bylaws; and

(c)           At the Effective Time, the directors and officers of Merger Sub, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Company, for so long as provided under the CGCL, the articles of incorporation of the Surviving Company or the bylaws of the Surviving Company.

2.6           Merger Consideration.

(a)           Initial Actual Cash Payment.  The “Initial Actual Cash Payment” shall equal the sum of (A) the Initial Payment minus (B) the CoolTouch Expenses minus (C) the Escrow Amount minus (D) the CoolTouch Employment Closing Expenses minus (E) the Escrow Amount adjusted by (F) the difference between Target Working Capital minus Estimated Closing Working Capital (which number, if positive, will reduce the aggregate amount of the Initial Actual Cash Payment and, if negative, will increase the aggregate amount of the Initial Actual Cash Payment).

(b)           Milestone Payments.

(1)           First Annually Based Milestone Payment. Subject to the Company achieving [****] for the nine (9) months period ending on December 31, 2014, as shown in financial statements for such nine (9) months period, including the Company’s unaudited balance sheet and statements of income, prepared by Ernst & Young LLP in accordance with GAAP, each CoolTouch Participating Holder shall be entitled to receive payment of an amount equal to its Sharing Percentage (or after occurrence of the Post-Closing Threshold Event, the Threshold Sharing Percentage) multiplied by US$[****] (the “First Annually Based Milestone Payment”). The First Annually Based Milestone Payment shall be made within five (5) Business Days of completion of the unaudited balance sheet and statements of income, and in no event later than January 30, 2015.

(2)           Second Annually Based Milestone Payment. Subject to the Company achieving [****] for the twelve (12) months period ending on December 31, 2015, as shown in financial statements for such twelve (12) months period, including the Company’s unaudited balance sheet and statements of income, prepared by Ernst & Young LLP in accordance with GAAP, each CoolTouch Participating Holder shall be entitled to receive payment (the “Second Annually Based Milestone Payment”) of an amount equal to its Sharing Percentage (or after occurrence of the Post-Closing Threshold Event, the Threshold Sharing Percentage) multiplied by the lesser of (A) US$[****] or (B) an amount calculated by the following equation:

(((x minus US$[****]) divided by US$4,000,000) multiplied by US$[****]) plus US$[****]

in which “x” is the amount of  [****] for the twelve (12) months period ending December 31, 2015.

The Second Annually Based Milestone Payment shall be made within five (5) Business Days of completion of the unaudited balance sheet and statements of income, and in no event later than January 30, 2016.

(3)           In the event of a dispute between the parties as to whether a Milestone Payment has been earned, or as to any other aspect of the Milestone Payments as set forth in this Section 2.6(b), the parties will use their good faith efforts to resolve such dispute and the provisions of Section 2.7(b) below shall apply mutatis mutandis.

(4)           The milestone obligations set forth in Section 2.6(b) shall be reviewed every six months and may be changed upon mutual agreement of the Shareholders Representatives and Syneron.

(5)           Post-Closing Efforts.  Syneron agrees that it shall use Commercially Reasonable Efforts in the marketing and sale of CoolTouch Products and to meet the milestones set forth in Section 2.6 and the objectives set forth in the Business Plan. Further, Syneron agrees it shall not take any action intended to frustrate or circumvent the obligation to make any of the payments set forth in Section 2.6(b).

2.7           Closing Working Capital Adjustment.

(a)           Pre-Closing Estimate. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Syneron the Working Capital Statement. The Company shall deliver all relevant backup materials, schedules and the illustration prepared for such purpose, in detail reasonably acceptable to Syneron, concurrently with the delivery of the Working Capital Statement. Based on such the Working Capital Statement and prior to the Closing Date, Syneron and the Company shall in good faith calculate an estimate of the Closing Working Capital (“Estimated Closing Working Capital”) to be used to determine the Initial Actual Cash Payment.

(b)           Post-Closing Adjustment.

(i)            As promptly as reasonably practicable, but in no event later than ninety (90) calendar days following the Closing Date, Syneron shall cause to be prepared in accordance with GAAP and delivered to the Shareholder Representatives an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Parent Closing Statement”) setting forth in reasonable detail Syneron’s calculation of Closing Working Capital.  Each of the Closing Balance Sheet and Parent Closing Statement shall be certified on behalf of Parent by the chief financial officer of Parent.

(ii)           If the Shareholder Representatives dispute the calculation of Closing Working Capital set forth in the Parent Closing Statement, then the Shareholder Representatives shall deliver a written notice (a “Dispute Notice”) to Syneron during the thirty (30)-day period commencing upon receipt by the Shareholder Representatives of the Closing Balance Sheet and the Parent Closing Statement (the “Review Period”). The Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation.

(iii)           If the Shareholder Representatives do not deliver a Dispute Notice to Syneron prior to the expiration of the Review Period, Syneron’s calculation of Closing Working Capital set forth in the Parent Closing Statement shall be deemed final and binding for all purposes of this Agreement.

(iv)          If the Shareholder Representatives deliver a Dispute Notice to Syneron prior to the expiration of the Review Period, then the Shareholder Representatives and Syneron shall use Commercially Reasonable Efforts to reach agreement on the calculation of Closing Working Capital. If the Shareholder Representatives and Syneron are unable to reach agreement on the calculation of Closing Working Capital within twenty (20) calendar days after the end of the Review Period, the Shareholder Representatives, on the one hand, or Syneron, on the other hand, shall have the right to refer such dispute to a member of the “big four” accounting firms (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of Syneron and the Shareholder Representatives shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of Closing Working Capital; (B) the Designated Accounting Firm shall determine Closing Working Capital in accordance with GAAP within thirty (30) calendar days of such referral and, upon reaching such determination, shall deliver a copy of its calculations (the “Expert Calculations”) to the Shareholder Representatives, Syneron and the Escrow Agent; and (C) the determination of Closing Working Capital made by the Designated Accounting Firm shall be final and binding for all purposes of this Agreement, absent manifest error. In calculating Closing Working Capital, the Designated Accounting Firm shall be limited to addressing any particular disputes referred to in the Dispute Notice. The Expert Calculations (X) shall reflect in detail the differences, if any, between Closing Working Capital reflected therein and Closing Working Capital set forth in the Syneron Closing Statement, and (Y) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Syneron or the Shareholder Representatives, as the case may be, and no lower than the lower amount calculated by Syneron or the Shareholder Representatives as the case may be. The fees and expenses of the Designated Accounting Firm shall be borne by Syneron and the Shareholder Representatives in proportion to the amount by which their respective determinations of Closing Working Capital differed from the amount determined by the Designated Accounting Firm, as determined by the Designated Accounting Firm.

(c)           Procedure for Payment Following Post-Closing Adjustment. If Closing Working Capital, as finally determined in accordance with this Section 2.7, is less than the Working Capital Recovery Threshold (such deficiency, a “Shortfall”), then Syneron shall have the right to either (i) receive payment from the Escrow Fund in accordance with the provisions of this Agreement and the Escrow Agreement or (ii) receive a deduction from the First Annually Based Milestone Payment, in each case, in an amount equal to the Estimated Working Capital minus the Closing Working Capital (the “Working Capital Adjustment Amount”). If Syneron elects to receive payment from the Escrow Fund for the Working Capital Adjustment Amount, then Syneron and the Shareholder Representatives shall promptly direct the Escrow Agent to disburse to the Surviving Corporation the amount of such Working Capital Adjustment Amount from the Escrow Fund in accordance with this Agreement and the Escrow Agreement.

2.8           Payment Procedures.

(a)           Exchange Agent. American Stock Transfer & Trust Company, LLC, or such other service provider as shall be selected by Syneron and reasonably acceptable to Representatives prior to the Closing, will act as the exchange and paying agent for the Merger (the “Exchange Agent”). The deposit by Syneron with the Exchange Agent of sufficient consideration and payments due to the CoolTouch Participating Holders shall be sufficient to discharge Syneron’s obligation to pay any such amounts, and Syneron shall have no responsibility or Liability, under any circumstances, for the allocation thereof among the CoolTouch Participating Holders.

(b)           Payment Procedures.

(i)           Initial Actual Cash Payment.  At the Effective Time, Syneron shall deposit with the Exchange Agent for payment in accordance with this Article II, the Initial Actual Cash Payment payable pursuant to Section 2.6(a). Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii)           Escrow Amount Deposit. At the Effective Time, Syneron shall deposit with the Escrow Agent an amount of cash equal to the Escrow Amount.

(c)           Letter of Transmittal. Syneron shall use Commercially Reasonable Efforts to cause the Exchange Agent as soon as practicable after the Effective Time, to send to each CoolTouch Participating Holder a letter of transmittal (a “Letter of Transmittal”), which shall state that, if such CoolTouch Participating Holder was, at the Effective Time, a holder of record of certificates that represented outstanding CoolTouch Common Stock (the “Certificates”) (i) delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of the Letter of Transmittal duly executed (with all Certificates held by such CoolTouch Participating Holder, if applicable and any other documentation as Syneron shall reasonably require), such holder shall be entitled to receive the amount of Initial Actual Cash Payment to which such holder is entitled pursuant to Section 2.6(a), and any Certificates so surrendered shall then be canceled. Subject to Section 2.7(b), until surrendered as contemplated by this Section 2.8(c), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the portion of the Total Consideration, if any, into which such CoolTouch Common Stock shall have been converted.

(d)           Required Withholding. Each of the Exchange Agent, Syneron and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Legal Requirements. To the extent that such amounts are so deducted or withheld and paid to the appropriate Governmental Authority or Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)           No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Syneron, the Surviving Company or any other party hereto shall be liable to any CoolTouch Participating Holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

(f)           Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Company, be delivered to the Surviving Company or otherwise according to the instruction of the Surviving Company, and any CoolTouch Participating Holders have not surrendered the Letter of Transmittal with any Certificates, if applicable, in compliance with this Section 2.8 shall after such delivery to Surviving Company look only to the Surviving Company for delivery or payment of the Initial Actual Cash Payment issuable in respect thereof pursuant to Section 2.6(a).

2.9           No Further Ownership Rights in CoolTouch Common Stock. From and after the Effective Time, other than the conversion of common stock of Merger Sub into a share of common stock of the Surviving Company pursuant to Section 2.3(a), all shares of CoolTouch Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of CoolTouch Common Stock shall cease to have any rights with respect thereto, except the right to receive the portion of the Total Consideration, if any, payable in respect thereof.

2.10         Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Initial Actual Cash Payment issuable in respect thereof pursuant to Section 2.6(a); provided, however, that Syneron may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Syneron, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11         Dissenting Shares

(a)           Notwithstanding any other provisions of this Agreement to the contrary, any shares of CoolTouch Capital Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.6(b), but the holder thereof shall only be entitled to such rights as are granted by California Law.

(b)           Notwithstanding the provisions of Section 2.11(a), if any holder of shares of CoolTouch Common Stock that demands, in accordance with Section 1301 of California Law, that the Company purchase such shares under California Law, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration set forth in Section 2.6(b), (without interest) upon surrender to Company of the certificate representing such shares in accordance with Section 2.8 hereof.

(c)           The Company shall give Syneron (i) prompt notice of its receipt of any written demands for purchase of any shares of CoolTouch Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under California Law. Company shall not, except with the prior written consent of Syneron or as may be required under Legal Requirements, voluntarily make any payment with respect to any demands for purchase of CoolTouch Common Stock, or offer to settle or settle any such demands.

(d)           If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the directors and officers of Syneron and the Surviving Company shall have the authority to take all such lawful and necessary action.

2.12         CoolTouch Employment Closing Expenses. At the Effective Time, Syneron shall pay (a) the CoolTouch Employment Closing Expenses in the amounts and to the CoolTouch employees as described on Section 2.12 of the CoolTouch Disclosure Schedule and (b) the CoolTouch Expenses in the amounts and to the Persons set forth on the certificate delivered to Syneron in accordance with Section 6.11.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by Company to Syneron dated as of the date hereof (the “CoolTouch Disclosure Schedule”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the CoolTouch Disclosure Schedule relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), the Company hereby represents and warrants to Syneron and Merger Sub as follows:

3.1           Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, unless where failure to do so would not cause a CoolTouch Material Adverse Effect. Company has, in all material respects, all necessary corporate or similar power and authority: (a) to conduct its business in the manner in which its business is currently being conducted, (b) to own and use its assets in the manner in which its assets are currently owned and used and (c) to perform its obligations under any Contract by which it is bound. Company has delivered to Syneron accurate and complete copies of (i) CoolTouch Articles of Incorporation (including all amendment thereto) and CoolTouch Bylaws (including all amendment thereto), and other charter, organizational or governing documents of the Company, each as amended and in effect as of the date hereof and as of the Closing Date, and (ii) registry of shareholders and copies of all minutes and other records of the meetings and other proceedings, resolutions and other actions of Company’s shareholders and the CoolTouch Board (and all committees thereof) of the Company from the preceding five years. The current officers and directors of the Company, including their titles and a designation of the Chairman of CoolTouch Board, are set forth in Section 3.1 of CoolTouch Disclosure Schedule. To the Company’s Knowledge, there has not been any material violation of any of the provisions of any of CoolTouch Articles of Incorporation, Bylaws or other charter, organizational or governing documents of Company, and the Company has not taken any action that is materially inconsistent with any resolution adopted by the shareholders of the Company or the CoolTouch Board (including any committee thereof).

3.2           Subsidiaries. The Company has no Subsidiaries. The Company (i) does not own, directly or indirectly, any interest or investment in the form of debt, equity or capital stock in, or is subject to any Contract to provide for or to make any such interest or investment in, any other Person and (ii) has not, and has not been at any time, a participant in any joint venture, partnership or similar arrangement with any other Person.

3.3           Capitalization.

(a)           The authorized capital stock of CoolTouch consists of 50,000,000 shares of CoolTouch Common Stock, of which 6,434,791 shares are issued and outstanding as of the date hereof, which issued and outstanding amount will change prior to the Closing Date as set forth in Section 5.2 of the CoolTouch Disclosure Schedule. As of the date hereof, the capitalization of the Company is as set forth in Section 3.3(a) of the CoolTouch Disclosure Schedule. The CoolTouch Common Stock is held as of the date hereof by the Persons in the amounts set forth in Section 3.3(a) of the CoolTouch Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares as of the date hereof. All outstanding shares of CoolTouch Common Stock are (and each share of CoolTouch Common Stock issued upon exercise of any CoolTouch Stock Option (if exercised prior to the Closing) will be) duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 3.3(a) of the CoolTouch Disclosure Schedule are not subject to preemptive rights created by statute, the CoolTouch Articles of Incorporation or CoolTouch Bylaws, or any agreement to which the Company is a party or by which it is bound.

(b)           All outstanding shares of CoolTouch Common Stock (including each share of CoolTouch Common Stock issued upon exercise of any CoolTouch Stock Option (if exercised prior to the closing)), have been issued or repurchased in compliance with all applicable Legal Requirements, including federal and state securities laws, were issued, transferred and repurchased in accordance with any right of first refusal or similar right or limitation, including those in the CoolTouch Charter Documents. No CoolTouch Stockholder has exercised any right of redemption, if any, provided in the CoolTouch Articles of Incorporation with respect to shares of CoolTouch Common Stock, and the Company has not received notice that any CoolTouch Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of CoolTouch Common Stock. The Company has no other capital stock authorized, issued or outstanding other than as set forth in this Section 3.3.

(c)           Company has reserved 5,600,000 shares of CoolTouch Common Stock for issuance to employees and directors of, and consultants to, Company upon the issuance of stock or the exercise of options granted under the CoolTouch Plan, of which 4,592,460 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the CoolTouch Plan. Section 3.3(c) of the CoolTouch Disclosure Schedule sets forth for each CoolTouch Stock Option outstanding as of the date hereof, the name of the holder of such option, the number of shares of CoolTouch Common Stock issuable upon the exercise of such option, the vesting schedule for such option, the number of shares vested and unvested as of the date hereof, the exercise price of such option, the date of grant of such option, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and any terms relating to acceleration of vesting with respect to such option. True and complete copies of all agreements and instruments relating to or issued under the CoolTouch Plan and in effect as of the date hereof have been provided or made available to Syneron, and such agreements and instruments have not been amended, modified or supplemented, and, as of the date hereof, there are no agreements to amend, modify or supplement such agreements or instruments.

(d)           Section 3.3(d)-1 of the CoolTouch Disclosure Schedule sets forth all promissory notes of the Company outstanding as of December 31, 2013 that will be terminated and be of no further force and effect prior to the Effective Time. Section 3.3(d)-2 of the CoolTouch Disclosure Schedule sets forth all promissory notes of the Company that will be repaid to the Company and cancelled in accordance with Section 2.3(d), including those promissory notes to be issued immediately prior to Closing in connection with shares of CoolTouch Common Stock to be sold to certain persons.  Other than the promissory notes listed under Section 3.3(d)-1 and Section 3.3(d)-2 of the CoolTouch Disclosure Schedule, there are no outstanding loans made by the Company to any CoolTouch Stockholder.

(e)           Except for the CoolTouch Stock Options, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Company as of the date hereof. Except as contemplated hereby or as set forth in Section 3.3(e) of the CoolTouch Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Except as set forth in Section 3.3(e) of the CoolTouch Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any CoolTouch Common Stock.

3.4           Authority; Requisite CoolTouch Stockholder Approval.

(a)           Company has the absolute and unrestricted right, power and authority to enter into and, subject to the conditions set forth in Section 7.1, to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and the CoolTouch Board. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           At a meeting duly called and held, the CoolTouch Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s shareholders and that the consideration to be paid to the CoolTouch Participating Holders in the Merger is fair to and in the best interests of the shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend adoption of this Agreement and approval of the principal terms of the Merger and the other transactions contemplated hereby by the CoolTouch Stockholders, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)           The Requisite CoolTouch Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and thereby approve the principal terms of the Merger and the consummation of the transactions contemplated hereby.

(d)           No other corporate proceedings on the part of the Company are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby.

3.5           Required Filings and Consents.

(a)           Except as set forth on Section 3.5(a) of the CoolTouch Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by hereby will not, (i) conflict with or violate the CoolTouch Articles of Incorporation or Bylaws, (ii) conflict with or violate any Legal Requirements applicable to Company or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Company’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Company pursuant to, any Contract, or (iv) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any shares of CoolTouch Common Stock or any of its respective assets or properties.

(b)           The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under any foreign antitrust or competition Legal Requirement, and (ii) the filing of the Certificate of Merger or other documents as required by the CGCL.

3.6           Company’s Financial Statements. The Company has delivered to Syneron the Company’s unaudited balance sheet and the Company’s profit and loss analysis with respect to revenue, gross margin and operating expense as of December 31, 2013 (collectively, the “CoolTouch Financial Statements”). The CoolTouch Financials Statements have been prepared with GAAP applied throughout the periods indicated. The CoolTouch Financial Statements fairly present the financial condition of the Company at and as of the dates indicated, are correct and complete and are consistent with the financial books and records of the Company. The financial books of account and other financial records of the Company are accurate, up-to-date and complete and have been maintained in accordance with sound business practices.

3.7           Financial Reporting. All proper and necessary books of account and accounting records have been maintained by the Company, are in its possession and contain accurate information. Company’s financial reporting procedures are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the CoolTouch Financial Statements and to: (i) ensure that transactions are executed in accordance with management’s general or specific authorization and (ii) maintain accountability of the assets of the Company.

3.8           No Undisclosed Liabilities. Except as set forth in Section 3.8 of the CoolTouch Disclosure Schedule or as reflected in the CoolTouch Financials Statements, Company has no Liabilities, other than Liabilities incurred in connection with the preparation and negotiation of this Agreement and Liabilities incurred in the Ordinary Course of Business since the date of the CoolTouch Financial Statements.

3.9           Absence of Certain Changes or Events. Except as set forth in Section 3.9 of the CoolTouch Disclosure Schedule, Company has operated its business in the Ordinary Course of Business, and since the date of the CoolTouch Financial Statements, there has not occurred any CoolTouch Material Adverse Effect.

3.10         Compliance with Laws; Permits.

(a)           Company is in compliance with, and is not in default under or violation of (and have not received any notice of material non compliance, default or violation with respect to) any Legal Requirement applicable to Company or by which any of its real or personal properties is bound, except for such non compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a CoolTouch Material Adverse Effect.

(b)           Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of the Company as currently conducted or as currently proposed to be conducted (collectively, the “CoolTouch Permits”). The CoolTouch Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any CoolTouch Permits.

(c)           the Company has never shipped any CoolTouch Products or maintained employees, property, or assets of any kind in Cuba, Iraq, Iran, Libya, North Korea, Sudan, Syria, or any other country against which the U.S. maintains economic sanctions that is listed at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx on the date hereof.

3.11           Legal Proceedings; Orders. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its properties or assets, or (b) to the Knowledge of the Company, threatened against the Company, or any of its properties or assets. Company is not subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. In the three (3) years prior to the date of this Agreement, there has not been nor are there currently any internal investigations or inquiries being conducted by Company, the CoolTouch Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self dealing or fraudulent or deceptive conduct. Section 3.11 of the CoolTouch Disclosure Schedule contains a complete and accurate description of all Legal Proceedings since January 1, 2010 to which Company has been a party or which relate to the business, assets or the officers (or Persons fulfilling equivalent positions) or directors (or Persons fulfilling equivalent positions) of Company in their role as officers or directors of the Company or any Legal Proceedings which were settled prior to the institution of formal proceedings, in each case since January 1, 2010.

3.12           Material Contracts.

(a)           For all purposes of and under this Agreement, a “CoolTouch Material Contract” shall mean:

(i)             any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or member of the CoolTouch Board;

(ii)            any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)           any lease or sublease to which the Company is a party;

(iv)           any Contract for the purchase, licensing, development or use of Intellectual Property Rights used by the Company including any computer software (other than Contracts pursuant to which the Company licenses “off-the-shelf” computer software that is available in consumer retail stores or is otherwise commercially available subject to “shrink-wrap” or “click-through” license agreements);

(v)            any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations Contract;

(vi)           any Contract containing any covenant (A) limiting the right of the Company to engage in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting the Company (or, after the Closing Date, Syneron) from engaging in business with any Person or levying a fine, charge or other payment for doing so, or (D) otherwise prohibiting or limiting the right of Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vii)          any Contract (A) relating to the pending or future disposition or acquisition by Company after the date of this Agreement of a material amount of assets other than in the Ordinary Course of Business or (B) pursuant to which Company will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise;

(viii)         any partnership, joint venture, franchise or other similar Contract;

(ix)           Contracts or arrangements relating to commission arrangements with others;

(x)             Indemnification agreements;

(xi)            any Contract with a sole source supplier in excess of US$25,000 in the aggregate;

(xii)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables each in the amount of US$25,000 or less and (B) advances to employees for travel and business expenses, in each case in the Ordinary Course of Business consistent with past practice;

(xiii)          any settlement Contract with ongoing obligations other than settlement Contracts only involving the payment of cash (which has been paid) in amounts that do not exceed $50,000 in any individual case;

(xiv)         any Contract with or to a labor union, works council or guild, including a collective bargaining agreement or similar agreement;

(xv)          any other Contract that provides for payment obligations by the Company in any twelve (12) month period of US$50,000;

(xvi)         any Contract with any Governmental Authority;

(xvii)        any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a CoolTouch Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiv) above, inclusive; and

(xviii)       any other Contract that is material to the Company.

(b)           Section 3.12(b) of the CoolTouch Disclosure Schedule contains a complete and accurate list of all CoolTouch Material Contracts as of the date hereof, to or by which the Company is a party or is bound, and identifies each subsection of Section 3.12(a) that describes such CoolTouch Material Contract.

(c)           Each CoolTouch Material Contract is valid, binding and enforceable in accordance with its terms on the Company and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Company nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such CoolTouch Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by Company or, to the Knowledge of the Company, any other party thereto.

3.13         Employee Benefit Matters.

(a)           Section 3.13(a) of the CoolTouch Disclosure Schedule sets forth the name of each Employee Benefit Plan as of the date hereof, other than de minimis fringe benefits. The Company has heretofore delivered to Syneron with respect to each  Employee Benefit Plan listed on Section 3.13(a), as applicable, true, current and complete copies of (i) all plan documents, related trust Contracts, insurance Contracts and policies and all amendments thereto, (ii) all current summary plan descriptions, (iii) the Form 5500 annual report and accompanying schedules and actuarial reports, as filed, for the three (3) most recently completed plan years for which a filing was required to be made, (iv) summaries of the material terms of any Employee Benefit Plans for which there is not a plan document, (v) any correspondence with, or notices received from, any Governmental Authority relating to any Employee Benefit Plan, and (vi) Contracts with any third party providing administration, recordkeeping or other services to or with respect to any Company Benefit Plan.

(b)           Each Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, and no such letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened. The Company has delivered or caused to be delivered to Syneron the most recently received IRS determination letter or IRS opinion letter issued with respect to each such Employee Benefit Plan, and no such Employee Benefit Plan has been amended since the effective date of its most recent determination letter or opinion letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. No event has occurred and, to the Knowledge of the Company, no circumstances exist that would (i) adversely affect the Tax qualification of such Employee Benefit Plan or (ii) constitute a breach of fiduciary duty.

(c)           Each Employee Benefit Plan has been in all material respects maintained and operated in conformity with all applicable Legal Requirements, including the Code, ERISA, the Patient Protection and Affordable Care Act of 2010, and the Health Insurance Portability and Accountability Act of 1996, and in accordance with the terms of such Employee Benefit Plan in all material respects.

(d)           Neither the Company nor any ERISA Affiliate sponsors, has ever sponsored, contributes to, has ever contributed to, or has or has ever had any obligation or liability with respect to (i) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA) or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (ii) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA) or (iii) a plan subject to Section 302 of ERISA or Section 412 of the Code.

(e)           With respect to managers, officers, employees or consultants of the Company and each Subsidiary, none of the Employee Benefit Plans provides any continuation of welfare benefits (including medical and life insurance benefits) after such Person terminates employment or services due to retirement or other reason, except for the coverage continuation requirements of Part 6 of Title I of ERISA or similar state law.

(f)           The Company has no material liability, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code or (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code.

(g)           For each current or former officer, manager, employee or consultant of the Company, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any Employee Benefit Plan, or Legal Requirements, to any funds or trusts established thereunder or in connection therewith have been made by the Company or its ERISA Affiliates by the due date thereof (including any valid extension), and all contributions required to be made for any period ending on or before the Effective Time have been, or will be, paid by the Company prior to the Effective Time. All premiums, fees and administrative expenses required to be paid under the Employee Benefit Plans for the period on or before the Effective Time have been, or will be, paid by the Company prior to the Effective Time.

(h)           There is no material violation of ERISA or other applicable Legal Requirements with respect to the filing of applicable reports, documents or notices regarding the Employee Benefit Plans with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans. All such reports, documents and notices were true, complete and correct in all material respects when filed or distributed

(i)            There are no pending actions with respect to the operation of the Company Benefit Plans (other than routine claims for benefits) which have been asserted or instituted against the Company or any of its ERISA Affiliates, the assets of any of the trusts under such plans or the plan sponsor, plan administrator or any fiduciary of the Employee Benefit Plans, nor, to the Knowledge of the Company, is there any such threatened litigation. There are no pending audits, investigations or inquiries by any Governmental Authority with respect to the Employee Benefit Plans.

(j)           No condition exists that would prevent the Company from amending or terminating any Employee Benefit Plan without material cost.

(k)           Each Employee Benefit Plan that is subject to Section 409A of the Code has been documented, operated and administered in material compliance with Section 409A of the Code.

(l)           The Company has complied with all Department of Homeland Security, Department of Labor and State Department regulations governing the employment of foreign national workers. The Company has also complied with all Legal Requirements related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of all ETA-9035 Labor Condition Applications.  The Company has complied with required I-9 laws and regulations at the time it hired all current and former employees and has not knowingly hired or continued to employ unauthorized workers. The Company has not used the services of any Person through a staffing agency, Contract or subcontract knowing that the Person was an unauthorized worker.

3.14         Labor Matters.

(a)           Section 3.14(a) of the CoolTouch Disclosure Schedule lists all of the Employees, senior officers (or Persons fulfilling equivalent positions), directors (or Persons fulfilling equivalent positions) and consultants that are either an individual or an individual providing services via a wholly-owned company, of the Company as of the date hereof with each such individual identified as (i) salaried or hourly, (ii) exempt or nonexempt, (iii) union or nonunion, (iv) full-time or part-time, (v) temporary, permanent or leased and (vi) active or inactive (with the reason for such inactive status specified, e.g., leave of absence, FMLA, disability, layoff, etc.) and together with the following information: (vii) their titles or positions, (viii) dates of hire or engagement, (ix) regular work location, (x) current rate of pay or annual compensation (including benefits and actual or potential bonus payments or estimated or target annual incentive compensation), (xi) status of employment or engagement, (xii) annual vacation, sick and other paid time off allowance; (xiii) termination notice period if applicable; and (xiv) accrued vacation, sick and other paid time off as of the date hereof. Each of the individuals listed under Section 3.14(a) of the CoolTouch Disclosure Schedule has executed a proprietary information agreement, in substantially the form delivered to Syneron. Other than as listed in Section 3.14(a) of the CoolTouch Disclosure Schedule, no current or former employee, officer or consultant has excluded works or inventions made prior to his or her employment or consulting relationship with the Company from his or her assignment of inventions to the Company.

(b)           Company (i) is in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their respective current and former employees, (ii) has withheld and reported all amounts required by applicable Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages beyond the current pay period or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case (i) through (iv) above those circumstances that would not have or could not reasonably be expected to result in any material Liability to Company.

(c)           To the Knowledge of the Company: (i) there are no current labor union organizing activities with respect to any employees of Company, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting the Company.

(d)           Severance Obligations. Except as set forth on Section 3.14(d) of the CoolTouch Disclosure Schedule, Company has not entered into any severance, “stay-bonus”, “transaction bonus” or similar arrangement in respect of any present or former Employee or independent contractor that will result in any obligation (absolute or contingent) of Syneron or Company to make any payment to any present or former Employee or independent contractor following termination of employment or independent contractor engagement or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period of the Effective Time). Except as set forth on Section 3.14(d) of the CoolTouch Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Benefit Plan.

(e)           WARN Act. As of the date of this Agreement, within the last three years, Company has not effectuated (i) a “plant closing” (as defined in the Work Adjustment and Restraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in any layoffs or employment terminations sufficient in number to trigger the application of any similar applicable Legal Requirements. Company shall not take any action prior to the Effective Time which could result in any obligation or liability being imposed on the Company under the WARN Act or any similar applicable Legal Requirements.

3.15         Properties.

(a)           Company owns and has good and valid title to, or a valid leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the CoolTouch Financial Statements (except for personal property sold since the date of the CoolTouch Financial Statements in the Ordinary Course of Business) and all tangible personal property necessary for the conduct of its business as presently being conducted. All such properties and assets reflected in the CoolTouch Financial Statements are free and clear of all Liens, except for Permitted Liens, Liens reflected on the CoolTouch Financial Statements and Liens for current taxes not yet due.

(b)           Company does not own, and has never owned, any real property. Section 3.15(b) of the CoolTouch Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Company or otherwise used or occupied by the Company for the operation of business (the “CoolTouch Leased Real Property”), the address, name of the lessor, licensor, sublessor, master lessor or lessee and date of the lease, license, sublease or other occupancy right and each amendment thereto.

(c)           Company has provided or made available to Syneron true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the CoolTouch Leased Real Property, including all amendments, terminations and modifications thereof (the “CoolTouch Lease Agreements”); and there are no other CoolTouch Lease Agreements for real property to which the Company is bound, other than those identified in Section 3.15(c) of the CoolTouch Disclosure Schedule. All such CoolTouch Lease Agreements are valid and effective in all material respects. With respect to the CoolTouch Lease Agreements, there is no existing material default or event of default by the Company, nor, to the Knowledge of the Company, by any other party thereto, and to the Knowledge of the Company, no circumstance or event exists which with notice or lapse of time, or both, would constitute a material default under any CoolTouch Lease Agreement. There are no other parties occupying, or with a right to occupy, the CoolTouch Leased Real Property.

3.16         Tax Matters.

(a)           Company has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns were true, correct and complete in all material respects. Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim, nor to the Company’s Knowledge any other claim, has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           Company has paid all Taxes that were required to be paid by it and Company has not incurred any Taxes since the date of the CoolTouch Financial Statements other than in the Ordinary Course of Business. The unpaid Taxes of Company (i) did not, as of December 31, 2013, exceed the accruals and reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for Company contained in the CoolTouch Financial Statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c)           There are no audits, examinations, investigations or other proceedings in respect of Taxes pending or threatened in writing, and there are no matters Known to Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to Company.

(d)           There are no Liens for Taxes on any of the assets of Company other than Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established on the CoolTouch Financial Statements in accordance with GAAP.

(e)           Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of any state, local or foreign Legal Requirements).

(f)            Company has made available to Syneron complete and accurate copies of all Tax Returns (including any amendments thereto), filed by, on behalf of or which include the Company.

(g)           Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(h)           Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(i)            All material elections with respect to Taxes affecting the Company are set forth on Section 3.16(i) of the CoolTouch Disclosure Schedule. Company has not (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of its assets; (ii) agreed, nor is the Company required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise or made an election, nor is the Company required, to treat any of its assets as owned by another Person for Tax purposes.

(j)            Company has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes. Company has no Liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar Legal Requirements), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(k)           Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, CoolTouch Stockholder or other Person.

(l)            Company has not been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(m)           The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(n)           Company is not (i) to the Knowledge of the Company, a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) the owner of a single member limited liability company which is treated as a disregarded entity, (iii) a Stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar Legal Requirements), or of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(o)           Except as set forth on Section 3.16(o) of the CoolTouch Disclosure Schedule, the Company has not been an “S corporation” within the meaning of Section 1361(a)(1) of the Code (and any comparable provision of state and local Legal Requirements in each jurisdiction in which the Company is obligated to file income or franchise Tax Returns) at any time during its existence. Company has not acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

3.17         Environmental Matters.

(a)           Except as would not reasonably be expected to result in a material liability to Company, no Hazardous Materials are present, and there have been no releases of any Hazardous Materials (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping), on, upon or into any real property that is currently owned, operated, occupied, controlled or leased by the Company, or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. In addition, to the Company’s Knowledge, there have been no such releases by predecessors of Company. Except as would not reasonably be expected to result in a material liability to Company, to the Knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by the Company.

(b)           Company has conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to result in a material liability to the Company, the Hazardous Materials Activities of Company prior to the Closing have not resulted in the exposure of any Person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such Person.

(c)           Company has complied in all material respects with all covenants and conditions of any environmental permit which is or has been in force with respect to its Hazardous Materials Activities. To the Knowledge of the Company, no circumstances exist which could reasonably be expected to cause any material environmental permit to be revoked, modified, or rendered non renewable upon payment of the permit fee.

(d)           No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any environmental permit or any Hazardous Materials Activity of Company.

(e)           Company is not aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a CoolTouch Material Adverse Effect. Except as would not reasonably be expected to result in a material liability to the Company, the Company has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(f)            Company has delivered to Syneron or made available for inspection by Syneron and its agents, representatives and employees all material environmental site assessments and environmental audits in Company’s possession or control. The Company has complied in all material respects with all environmental disclosure obligations imposed by applicable Legal Requirements with respect to this transaction.

3.18         Intellectual Property Matters.

(a)           Section 3.18(a)-1 of the CoolTouch Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property that is a CoolTouch Intellectual Property Right, including, with respect to Patents, the patent number or application serial number for each jurisdiction in which such Patent or patent application is filed, date issued and filed, and present status thereof, and with respect to Trademarks, the application serial number or registration number, country, province or state, and class of goods covered (collectively the “CoolTouch Registered Intellectual Property”). Section 3.18(a)-2 of the CoolTouch Disclosure Schedule contains a complete and accurate list of all material Trademarks that are a CoolTouch Intellectual Property Right other than CoolTouch Registered Intellectual Property. All CoolTouch Registered Intellectual Property Rights are valid and enforceable, and are currently in material compliance with formal Legal Requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications).

(b)           Except as set forth in Section 3.18(b) of the CoolTouch Disclosure Schedule, the Company exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the CoolTouch Intellectual Property Rights and all other Intellectual Property Rights used by the Company, free and clear of any Liens. Section 3.18(b) of the CoolTouch Disclosure Schedule contains a list and summary of all royalties, fees, commissions and other amounts payable by the Company currently in effect, to any other Person upon or for the use of any CoolTouch Intellectual Property Rights. The Company has not transferred ownership of, granted an option to obtain ownership of, or granted an exclusive license to, any third party, of any CoolTouch Intellectual Property Rights.

(c)           Except as set forth in Section 3.18(c)-1 of the CoolTouch Disclosure Schedule, and except in each case as would not reasonably be expected to cause a CoolTouch Material Adverse Effect, the Company has not, in the conduct of the business of Company, infringed upon, violated or used without authorization, any Intellectual Property Rights owned by any third Person. There is no pending or, to the Company’s Knowledge, threatened (and at no time has there been pending any) suit, arbitration or other adversarial proceeding before any court, Governmental Authority or arbitral tribunal, or in any jurisdiction, against the Company or its employees, alleging that any activities or conduct of Company’s business, or the manufacture, sale and/or use of any of CoolTouch Products, has infringed, infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability, or registerability of any CoolTouch Intellectual Property Rights. Except as set forth in Section 3.18(c)-2 of the CoolTouch Disclosure Schedule, the Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict the Company’s rights to use, license or transfer any CoolTouch Intellectual Property Rights, including without limitation, making, selling, licensing, leasing, marketing, distributing or providing any CoolTouch Product, (ii) materially restrict the conduct of the business of the Company in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require the Company to license or transfer any CoolTouch Intellectual Property Rights.

(d)           Section 3.18(d) of the CoolTouch Disclosure Schedule contains a complete and accurate list of all industry associations, standard setting organizations and similar bodies in which the Company is a member, participates or is otherwise involved, or that may otherwise require the Company to license any CoolTouch Intellectual Property Rights to any third Person. The Company has not committed, agreed or become obligated to license on a royalty free basis, any CoolTouch Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(e)           The Company has taken all Commercially Reasonable Efforts to protect the proprietary nature of the Trade Secrets owned by the Company, including, without limitation, requiring each of its officers, employees consultants and any other Person in a position to create or use CoolTouch’s Trade Secrets to execute a binding confidentiality agreement, and, to the Company’s Knowledge, there has not been any breach by any party to such confidentiality agreements. In each case in which the Company has acquired, other than through a license, any Intellectual Property Rights from any Person (including employees and contractors), the Company has, obtained a valid and enforceable written assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights to the Company.

(f)            All CoolTouch Intellectual Property Rights are, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or any other Person.

(g)           There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Authority or arbitral tribunal brought by the Company against any third party with respect to any CoolTouch Intellectual Property Rights, which remain unresolved as of the date hereof.

(h)           Section 3.18(h) of the CoolTouch Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which a third party has licensed to the Company any Intellectual Property Right (other than Contracts pursuant to which the Company licenses “off-the-shelf” computer software that is available in consumer retail stores or is otherwise commercially available subject to “shrink-wrap” or “click-through” license agreements) (“CoolTouch In Licenses”).

(i)            Section 3.18(i) of the CoolTouch Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company has granted a third Person any rights or licenses to any CoolTouch Intellectual Property Rights (“CoolTouch Out Licenses,” and together with the CoolTouch In Licenses, the “CoolTouch IP Licenses”).

(j)            All of the CoolTouch IP Licenses are valid and enforceable, and neither the Company, nor, to the Knowledge of the Company any other party to a CoolTouch IP License, is in material breach of any such CoolTouch IP License that is material to the business of the Company. The consummation of the transactions contemplated hereby will not result or cause (i) the breach by the Company of any CoolTouch IP License, (ii) the termination, impairment or restriction of any right or license granted to the Company under a CoolTouch IP License, or (iii) the Company to grant, or expand the scope of a prior grant, to a third party of any rights to any CoolTouch Intellectual Property Rights (including by release of any source code).

(k)           Except as set forth in Section 3.18(k) of the CoolTouch Disclosure Schedule, all former and current senior employees, consultants and contractors of the Company in a position to create CoolTouch Intellectual Property Rights have executed written instruments that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property Rights relating thereto.

(l)            Except as set forth in Section 3.18(l) of the CoolTouch Disclosure Schedule, to the Knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any Person or entity of any of the CoolTouch Intellectual Property Rights and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the CoolTouch Intellectual Property Rights, except, in each case, as would not reasonably be expected to have a CoolTouch Material Adverse Effect.

(m)          The commercially available CoolTouch Products perform in accordance with their documented specifications, except to the extent any such failure to so perform would not reasonably be expected to have a CoolTouch Material Adverse Effect.

(n)           The Company has complied in all material respects with all applicable regulations and Legal Requirements relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to the Company’s databases or other records.

(o)           Except as set forth in Section 3.18(o) of the CoolTouch Disclosure Schedule, to the Knowledge of the Company, all inventors listed on the Company’s Patents are under no obligation to assign their rights in the Company’s Patents to a former employer, Person, or entity, nor is the validity of the Company’s Patent affected by the prior employment of any inventor.

(p)           Section 3.18(p) of the CoolTouch Disclosure Schedule lists all software developed by or for or otherwise owned by or licensed to the Company (other than “off-the-shelf” computer software that is available in consumer retail stores or is otherwise commercially available subject to “shrink-wrap” or “click-through” license agreements). The Company or any other party authorized to act on its behalf has not disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any currently used source code of the Company’s software (“CoolTouch Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party authorized to act on its behalf to any party of any CoolTouch Source Code.

(q)           The Company has made available to Syneron all material documentation relating to the testing of the CoolTouch Products and all material plans and specifications for the CoolTouch Products currently under development by the Company. The Company has a policy and procedure for tracking material errors and defects of which they become aware in any Company’s products or services, and maintains a database covering the foregoing. The CoolTouch Products do not, to the Knowledge of the Company, contain any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data.

(r)            Except as set forth in Section 3.18(s)-1 of the CoolTouch Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of the CoolTouch Intellectual Property Rights. Except as set forth in Section 3.18(s)-2 of the CoolTouch Disclosure Schedule, no current or former Employee, consultant or independent contractor of the Company or any other Person who was involved in, or who contributed to, the creation or development of any CoolTouch Intellectual Property Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company. Except as set forth in Section 3.18(s)-3 of the CoolTouch Disclosure Schedule, no Governmental Authority, educational institution, research center or other government-supported institution has any rights or option on rights concerning any CoolTouch Intellectual Property Rights.

(s)           All use and distribution of any open source materials by the Company in any CoolTouch Products is in full compliance with all licenses applicable thereto, including without limitation all copyright notice and attribution requirements. Section 3.18(s) of the CoolTouch Disclosure Schedule lists all open source materials included by the Company in any CoolTouch Products and describes (1) the manner in which such open source materials were used, (2) whether (and, if so, how) the open source materials were modified by or for the Company, (3) whether the open source materials were distributed by or for the Company, and (4) how such open source materials are integrated with or interact with the Company Products or any portion thereof. Except as set forth in Section 3.19(s) of the CoolTouch Disclosure Schedule, the Company has not: (i) incorporated open source materials into, or combined open source materials with, any of the CoolTouch Products; or (ii) distributed open source materials in conjunction with or for use with any CoolTouch Products.

(t)            The Company has complied, in all material respects, with all applicable Legal Requirements and contractual commitments relating to (i) the privacy of the Company’s employees, consultants and independent contractors, (ii) the privacy of its users of the CoolTouch Products and all of the Company’s websites and participants in its clinical and other studies, and (iii) the collection, use, storage and disclosure of any personally identifiable information collected by the Company and by third parties acting on the Company’s behalf or having authorized access to the Company’s records. No claims have been asserted or are, to the Knowledge of the Company, threatened against the Company by any Person or entity alleging a violation of any Person’s privacy, personal or confidentiality rights under the privacy policies of the Company or any contract. The Company operates its websites and otherwise conducts its business in compliance in all material respects with any contractual obligations relating to privacy, data protection, and the collection and use of personal information. With respect to all personal or user information collected by the Company in connection with its business, the Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information. To the Knowledge of the Company, here has been no unauthorized disclosure of electronic communications or customer or participant records to any third party, including any Governmental Authority.

(u)           The Company has obtained all approvals necessary for exporting the CoolTouch Products in accordance with the Legal Requirements concerning export control laws, and importing the CoolTouch Products into any country in which the products and software are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

3.19         Product Liability Claims. The Company does not have Knowledge of any product liability claims pending or threatened in writing against the Company.

3.20         Compliance with Health Care Laws. The Company and each of its Affiliates is in material compliance with all relevant federal and other health care Legal Requirements applicable to the Company and the CoolTouch Products, including the federal criminal anti-fraud and abuse statute (42 U.S.C. § 1320a-7b), all other Legal Requirements prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal health care programs exclusion laws, SSA § 1128 (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of the Company and the CoolTouch Products.

3.21         FDA Compliance.

(a)           The Company has obtained each federal, state, county, local or non-U.S. permit (including 510(k), PMA and other CoolTouch Permits) or an exemption therefrom that may be required by the FDA or any other Governmental Authorities engaged in the regulation of the CoolTouch Products. Section 3.21(a) of the CoolTouch Disclosure Schedule lists all CoolTouch Permits and all annual manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed in order to reasonably be expected to maintain CoolTouch Permits (or exemptions therefrom) and manufacturing facility licenses. All CoolTouch Permits listed on Section 3.21(a) of the CoolTouch Disclosure Schedule (the “FDA Permits”) have been validly issued, and, as of the Closing, the Company is the authorized legal holder thereof. The FDA Permits comprise all of the licenses, permits, and other authorizations required from any Governmental Authority for the lawful conduct of Company’s business and none of the FDA Permits is subject to any unusual or special restriction or condition that could reasonably be expected to limit the full operation of Company’s business. The FDA Permits are in full force and effect, and the conduct of Company’s is in accordance therewith in all material respects. No FDA Permit is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or thereby. The Company has not received any notice or written communication with respect to the Company’s business from any Governmental Authority regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any material violation of applicable Legal Requirements or material adverse change in any FDA Permit, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any FDA Permits or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any FDA Permits or exemption therefrom.

(b)           The operation of Company’s business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all CoolTouch Products, is and at all times has been in material compliance with all applicable Legal Requirements, FDA Permits, Governmental Authorities and orders, including but not limited to those administered by the FDA for products sold in the United States. There is no actual or, to the Knowledge of the Company, threatened material action or investigation in respect of Company’s business by the FDA or any other Governmental Authority which has jurisdiction over the operations, properties, products or processes of the Company, or, to the Knowledge of the Company ,by any third parties acting on their behalf. The Company has no Knowledge that any Governmental Authority is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

(c)           Except as set forth on Section 3.21(c) of the CoolTouch Disclosure Schedule, the Company has not had any product or manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of the Company, requests or requirements to make changes to the operations of Company’s business or the CoolTouch Products that if not complied with would reasonably be expected to result in a CoolTouch Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of Company’s business and alleging or asserting noncompliance with any applicable Legal Requirements, FDA Permits or such requests or requirements of a Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any Governmental Authority is considering such action. No vigilance report or medical device report with respect to the Company’s or the CoolTouch Products has been reported by the Company, and to the Knowledge of the Company, no vigilance report or medical device report is under investigation by any Governmental Authority with respect to the CoolTouch Products or Company’s business.

(d)           All studies, tests and preclinical and clinical trials in respect of the Company’s business are being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide in connection with any FDA Permit, are being or have been conducted in compliance in all material respects with applicable Legal Requirements. The Company has not received any notices, correspondence or other communication in respect of The Company’s business from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated, and to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action. The Company has not received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated with respect to Company’s business or the CoolTouch Products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular CoolTouch Product.

(e)           The manufacture of CoolTouch Products by, or on behalf of, the Company is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States. Company, and, to the Knowledge of the Company, any third party assembler, sterilizer or manufacturer of CoolTouch Products are in material compliance with all applicable Legal Requirements and certifications currently held by Company’s governing quality systems, manufacturing processes and all other applicable Legal Requirements governing those third parties’ activities, including set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Legal Requirements. Furthermore, Company’s suppliers, and others with whom the Company enters into contracts for the specification development, manufacture, processing, packaging, labeling, storage, shipment, distribution, promotion, or advertising of the CoolTouch Products have and will maintain all FDA Permits required under applicable Legal Requirements.

(f)            The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of Company’s business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of the Company’s business and that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither the Company, nor, to its Knowledge, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Legal Requirement. To the Knowledge of the Company, no debarment proceedings or investigations in respect of Company’s business are pending or threatened against the Company or any of its stockholders, officers, employees or agents, including without limitation under section 306 of the Federal Food, Drug, and Cosmetic Act.

(g)           There is no pending, nor to the Knowledge of the Company, threatened, proceeding, informational inquiry or investigation under Medicare, Medicaid or any other government sponsored health care program (collectively, “Government Programs”) involving the Company, nor is the Company aware of any pending, or to the Knowledge of the Company, threatened, proceeding, informational inquiry or investigation under any private third party health care insurance program (collectively, “Private Insurance Programs”) involving the Company. Company’s sales and marketing practices are, and have been in the last three (3) years prior to the date of this Agreement, in compliance in all material respects with all applicable Legal Requirements and all policies of applicable Private Insurance Programs and Government Programs. To the Company’s Knowledge, the Company has not arranged with or contracted with (by employment or otherwise) any Person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of the Company has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b. Neither the Company, any director, officer or employee of the Company, nor any agent acting on behalf of or for the benefit of any of the Company, has directly or indirectly in connection with the Company : (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of private third party payors or Government Programs in order to obtain business or payments from such Persons other than in the Ordinary Course of Business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, private third party payor or any other Person other than in connection with promotional or entertainment activities in the Ordinary Course of Business and in compliance with Company’s compliance program; (iii) made any false entries on any of the Company’s books or records for any purpose prohibited by applicable Legal Requirements; or (iv) made any representations to customers (physicians, hospitals, clinics, managed care organizations and other health care providers and third party payors) regarding appropriate reimbursement coverage and/or codes which resulted in a submission by such customer to any federal, state or private third party payor for the products sold by the Company, whether orally or in writing, that were not true, accurate and complete as of the date thereof and that did not and do not materially misstate or misapply any of the reimbursement coverage and/or codes of either Government Programs and/or Private Insurance Programs that have provided reimbursement for any CoolTouch Product. Neither the Company, nor, to the Company’s Knowledge, any director, officer or employee of the Company, is a party to any contract to provide services, lease space or lease equipment to the Company with any physician, health care facility, hospital or other Person who is in a position to make or influence referrals to Company where such contract or provision of services or space is prohibited by applicable Legal Requirements, nor has the Company or any director, officer or employee of the Company provided any remuneration, in cash or in kind, to any health care provider who is in a position to make or influence the referral of patients to a physician who uses any CoolTouch Product where such remuneration is prohibited by applicable Legal Requirements.

(i)            The CoolTouch Products may be lawfully introduced into interstate commerce in the United States pursuant to the Federal Food, Drug, and Cosmetic Act, and other countries and jurisdictions in which the Company currently markets the CoolTouch Products.

3.22         Insurance. Section 3.22 of the CoolTouch Disclosure Schedule contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which the Company is the owner, insured or beneficially. All of such policies are sufficient for compliance with all Legal Requirements applicable to the Company or its business and all of its Contracts. The Company is not in default under any of such policies or binders, and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Closing Date.

3.23         Brokers, Finders and Financial Advisors, Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 3.23 of the CoolTouch Disclosure Schedule sets forth all fees, expenses and costs incurred on behalf of the Company prior to the date hereof and which remain unpaid as of the date hereof in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby and thereby (including legal, broker and other professional advisor fees, if any).

3.24         Customer and Distributors.  Section 3.24 of the CoolTouch Disclosure Schedule sets forth a list of names and addresses of the twenty largest customers and distributors (measured by US dollar volume of sales in 2013) of the Company, the percentage of the business of the Company which each such customer and/or distributor represented during the fiscal year ended December 31, 2013. There exists no actual or threatened in writing termination, cancellation or material limitation of, or any material modification or change in, the business relationship of the Company with any customer and/or distributor listed on Section 3.24 of the CoolTouch Disclosure Schedule, or whose sales, individually or in the aggregate, are material to the operations of the Company, and the Company has not received written notice from any customer and/or distributor indicating that such customer and/or distributor intends to terminate, cancel, or materially limit or modify its business relationship with the Company.

3.25         Suppliers. Section 3.25 of the CoolTouch Disclosure Schedule sets forth the name and addresses of each supplier of the Company to which the Company paid at least US$20,000 in any of the three preceding calendar years (the “Suppliers”). There exists no actual or threatened in writing termination, cancellation or material limitation of, or any material modification or change in, the business relationship of the Company with any Supplier listed on Section 3.25 of the CoolTouch Disclosure Schedule, or whose purchases, individually or in the aggregate, are material to the operations of the business of the Company.

3.26         Anti-Bribery Law. The Company, its officers and directors have not, nor to the Knowledge of the Company has any predecessor of the Company, shareholder, employee, agent, representative or other Person acting on behalf of and at the instruction of the Company, directly or indirectly, used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the U.S. Foreign Corrupt Practices Act as amended, or the regulations promulgated thereunder, or any other Legal Requirements or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.27         Products. Section 3.27 of the CoolTouch Disclosure Schedule sets forth a complete list of all outstanding CoolTouch Products. There are no inherent design defects or systemic or chronic problems in any CoolTouch Product and all CoolTouch Products conform to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers, and the Company has no Liability (and there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability with respect to any CoolTouch Product) for replacement or repair thereof or other damages in connection therewith, except in each case as would not reasonably be expected to cause a CoolTouch Material Adverse Effect. To the Knowledge of the Company, the Company has no Liability (and there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability with respect to any CoolTouch Product) for replacement or repair thereof or other damages in connection therewith.

3.28         Accounts at Banks or Other Financial Institutions. Section 3.28 of the CoolTouch Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:  (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

3.29         Accounts Receivable; Inventories.

(a)           Set forth on Section 3.29 of the CoolTouch Disclosure Schedule is an aging of accounts receivable of the Company as of December 31, 2013. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of their respective businesses.

(b)           The inventories of the Company (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition, except for those items which are reserved for in the Closing Balance Sheet, and (ii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories are of a quality and quantity useable in the ordinary course of business, in each case except for those items which are reserved for in the Closing Balance Sheet.

3.30         Solvency. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

3.31         Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti takeover statute or regulation under California Law or other applicable Legal Requirement (each, a “Takeover Statute”) is applicable to the Company, the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SYNERON AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Syneron to the Company dated as of the date hereof (the “Syneron Disclosure Schedule”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Syneron Disclosure Schedule relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Syneron and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

4.1           Organization and Qualification. Each of Syneron and Merger Sub is duly organized, validly existing and in good standing under the laws of its country or state of incorporation and has all requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted. Syneron is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing is not material. Merger Sub has been formed by Syneron for the purposes of the Merger and has no material, assets, Liabilities or operations except as contemplated hereby.

4.2           Authority.

(a)           Syneron has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Syneron Board and the Merger Sub Board. This Agreement has been duly and validly executed and delivered by Syneron and Merger Sub, and assuming due authorization, execution and delivery by the Company and Shareholder Representatives, constitutes a valid and binding obligation of each of Syneron and Merger Sub, enforceable against Syneron and Merger Sub in accordance with its terms.

(b)           No corporate proceedings or stockholder approvals on the part of Syneron are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the transactions contemplated hereby.  All corporate proceedings required to be taken on the part of Merger Sub to authorize Merger Sub to enter into and carry out this Agreement have been duly and properly taken.

4.3           Required Filings and Consents.

(a)           The execution and delivery by each of Syneron and Merger Sub of this Agreement do not, and the performance by Syneron and Merger Sub of their covenants and agreements under this Agreement and the consummation by Syneron and Merger Sub of the transactions contemplated by hereby will not, (i) conflict with or violate the Syneron Constitutional Documents or Merger Sub Constitutional Documents, as applicable, (ii) conflict with or violate any Legal Requirements applicable to Syneron or Merger Sub, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), pursuant to any Contract that is material to Syneron or Merger Sub, except in the case of the preceding clauses (ii) through (iii), which is not material.

(b)           The execution and delivery by each of Syneron and Merger Sub of this Agreement do not, and the performance by Syneron and Merger Sub of their covenants and agreements under this Agreement, and the consummation by Syneron and Merger Sub of the transactions contemplated hereby (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under any foreign antitrust or competition Legal Requirement, (ii) the filing of the Certificate of Merger or other documents as required by the CGCL, (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other U.S state or federal securities law or the Israel Securities Law 5728-1968 or laws of any national securities exchange, and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, financial condition or results of operations of either of Syneron or Merger Sub.

4.4           Litigation.  As of the date hereof, there are no claims, actions, suits, proceedings or investigations against Syneron or Merger Sub pending or, to Syneron’s knowledge, threatened, that question the validity of this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

4.5           Brokers, Finders.  Syneron has not retained any broker or finder in connection with the transactions contemplated hereby and is not obligated and has not agreed to pay any brokerage or finder’s commission, fee or similar compensation.

4.6           Financial Condition.  Syneron has the financial capabilities to fully meet and perform all of its obligations under this Agreement.

4.7           Independent Investigation.  Syneron has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.

ARTICLE V

CONDUCT OF BUSINESS

5.1           Affirmative Obligations. Except (i) as expressly contemplated or permitted by this Agreement, or (ii) as approved in advance by Syneron in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due and (iv) use Commercially Reasonable Efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2           Negative Obligations. Except (i) as expressly contemplated or permitted by this Agreement or as disclosed in Section 5.2 of the CoolTouch Disclosure Schedule, or (ii) with the prior written consent of Syneron, which shall not be unreasonably withheld, delayed or conditioned, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall not do any of the following:

(a)           propose to adopt any amendments to or amend its articles of incorporation or bylaws or comparable organizational documents;

(b)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities, except for (i) the issuance and sale of shares of common stock pursuant to stock options or restricted stock units outstanding prior to the date hereof, (ii) grants of purchase rights under an employee stock purchase or other similar plan, and (iii) grants to newly hired employees or refresh grants to current employees of restricted stock units covering or stock options to purchase common stock granted in the Ordinary Course of Business, in the case of stock options, with a per share exercise price that is no less than the then current market price of a share of common stock, and with respect to either stock options or restricted stock units, not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby.

(c)           amend any of its securities;

(d)           incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets, other than Permitted Liens;

(e)           declare, set aside or pay any dividend or other distribution of property in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution of property in respect of the shares of capital stock;

(f)            propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g)           forgive any loans to any of its employees, officers or directors;

(h)           increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director or officer or employees, except the parties may make any amendments to existing Employee Benefit Plans to the extent necessary to maintain their compliance with applicable Legal Requirements (including any amendments necessary or desirable to comply with Section 409A of the Code so as to avoid the imposition of additional Tax with respect thereto);

(i)            make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any of its Employee Benefit Plans, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j)            enter into, amend, or extend any collective bargaining agreement;

(k)           acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for transactions in the Ordinary Course of Business;

(l)            except as may be required by applicable Legal Requirements or GAAP, make any change in any of the accounting principles or practices used by it;

(m)           make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n)           enter into any Material Contract, except in the Ordinary Course of Business;

(o)           amend in any material respect any CoolTouch Material Contract, or grant any release or relinquishment of any material rights under any CoolTouch Material Contract;

(p)           sell, assign, transfer, license or sublicense, pledge or otherwise encumber any CoolTouch Intellectual Property Right;

(q)           acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(r)            mortgage, pledge or subject to Lien any of its assets or properties, other than Permitted Liens;

(s)           authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed US$25,000;

(t)            settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities reflected or reserved against in full in the CoolTouch Financial Statements;

(u)           initiation of any material Legal Proceeding;

(v)           except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the Ordinary Course of Business;

(w)          enter into a Contract to do any of the foregoing or Knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or Knowingly take any action which would make any of its representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           No Solicitation.

(a)           Immediately following the execution and delivery of this Agreement, the Company shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal relating to the Company.

(b)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, neither the Company nor any of its directors or officers shall, and it shall use its Commercially Reasonable Efforts to cause any investment banker, attorney or other advisor or representative retained by it to not (and shall not authorize or Knowingly permit them to), directly or indirectly:

(i)                solicit, initiate, knowingly encourage or facilitate, or induce the making, submission or announcement of, an Acquisition Proposal relating to the Company;

(ii)               furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to it, or afford access to its business, properties, assets, books or records (other than to the other party hereto or any designees of such other party) in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to the Company, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to the Company;

(iii)              participate or engage in discussions or negotiations with any Person (other than the other party hereto) with respect to an Acquisition Proposal relating to the Company;

(iv)              approve, endorse or recommend an Acquisition Proposal relating to the Company;

(v)               enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction relating to the Company; or

(vi)              terminate, amend or waive any rights under any “standstill” or other similar Contract between it and any Person (other than the other party hereto);

(c)           The Company shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Syneron orally and in writing of (i) any Acquisition Proposal it receives or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal.

6.2           [Reserved].

6.3           Requisite CoolTouch Stockholder Approval.

(a)           CoolTouch’s Board has recommended approval of this Agreement and the transactions contemplated hereby to the holders of CoolTouch Common Stock and, provided that Syneron and Merger Sub comply with their respective obligations hereunder and the conditions set forth in Section 7.1 and Section 7.3 are timely completed, shall not (i) withhold, withdraw, amend, modify or qualify in any manner adverse to Syneron such recommendation, or (ii) take any action or make any statement in connection with obtaining Requisite CoolTouch Stockholder Approval inconsistent with such recommendation.

(b)           On the date of this Agreement, the Company shall duly take all lawful action to obtain the Written Consents.  On the Closing Date, the Company shall cause its corporate Secretary to deliver electronic copies of the executed Written Consents to Syneron, together with a certificate executed on behalf of the Company by its corporate Secretary certifying that the vote of the holders of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby has been obtained.

(c)           The Company shall provide the CoolTouch Stockholders with such Disclosure Materials as shall be required by Legal Requirements (including the CGCL) and CoolTouch’s Articles of Incorporation and Bylaws, which such Disclosure Materials shall be substantially in the form attached hereto as Exhibit B;

(d)           The Company shall, within ten (10) days after the lawful adoption of this Agreement and approval of the Merger by the CoolTouch Stockholders in accordance with California Law, notify all holders of CoolTouch Common Stock entitled to receive notice under Chapter 13 of the CGCL that dissenters’ rights are available with respect to their applicable shares of CoolTouch Common Stock.

(e)           As promptly as practicable after the date hereof, the Company shall use its Commercially Reasonable Efforts to obtain written consents from the CoolTouch Stockholders, in accordance with the requirements of Section 280G(b)(5)(B) of the Code, for any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”), as determined by the Company and subject to the review and approval of Syneron, but only as to those payments, if any, where the recipients thereof have executed a waiver of his or her rights to receive the Section 280G Payments unless the Section 280G Stockholder Approval is obtained, such that such payments and benefits shall not be deemed to be Section 280G Payments, either at a meeting of the CoolTouch Stockholders or pursuant to a written stockholder consent, all in accordance with California Law and the CoolTouch Articles of Incorporation and Bylaws. Prior to the Effective Time the Company shall deliver to Syneron evidence reasonably satisfactory to Syneron that (A) a vote of the shareholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the Requisite CoolTouch Stockholder Approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote pursuant to the preceding sentence (the “Section 280G Stockholder Approval”), or (B) that the Section 280G Stockholder Approval was not obtained as to those payments where recipients thereof have executed a waiver of his or her rights to receive the Section 280G Payments unless the Section 280G Stockholder Approval is obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the shareholder vote.

6.4           Efforts to Complete Merger; Regulatory Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Syneron, Merger Sub and the Company shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using Commercially Reasonable Efforts to:

(i)               cause the conditions to the Merger set forth in Article VII to be satisfied or fulfilled;

(ii)              obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement;

(iii)              obtain all necessary actions or non actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities;

(iv)              seek to have vacated or otherwise lifted or removed any Order that has been issued or granted which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction; and

(v)               execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Syneron or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.5           Access; Notice and Consultation; Confidentiality.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, upon reasonable notice and subject to applicable Legal Requirement relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Syneron, reasonable access, during normal business hours, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, each of Syneron and the Company shall give prompt notice to the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(c)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, each of Syneron and the Company shall give prompt notice to the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any CoolTouch Material Contract or (iii) any notice or other communication received by such party from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

(d)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time each of Syneron and the Company shall promptly advise the other party hereto orally and in writing of any litigation commenced after the date hereof against such party or any of its directors by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement or the transactions contemplated hereby and shall keep the other party hereto reasonably informed regarding any such litigation. Each of Syneron and the Company shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation.

(e)           Notwithstanding anything to the contrary set forth herein, neither Syneron nor the Company shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. The parties shall use their Commercially Reasonable Efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(f)            All information acquired pursuant to the access granted or notice provided pursuant to this Section 6.5 shall be subject to the provisions of the Nondisclosure Agreement, dated July 16, 2013, between Syneron and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.

6.6           Public Announcements. The Company shall not issue any press release or make any public statement regarding the transactions contemplated by this Agreement without the prior written consent of Syneron, which consent shall not be unreasonably withheld.  Syneron may, in its sole discretion, issue or cause the publication of a press release or other public announcement with respect to this Agreement and the transactions contemplated hereby, as it determines are required under applicable securities laws or Legal Requirements or as it deems otherwise appropriate, and will give the Company a reasonable opportunity to review and comment.

6.7           CoolTouch Stock Options. Prior to the Effective Time, the Company shall ensure the treatment of CoolTouch Stock Options in connection with the Merger as provided in Section 2.3(c), including (i) obtaining any consents from, and delivering any notices to, holders of CoolTouch Stock Options and (ii) amending the terms of its equity incentive plans or arrangements, to the extent required in order to give effect to the provisions of Section 2.7.

6.8           Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the CoolTouch Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the transactions contemplated hereby, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

6.9           Spreadsheet. The Company shall deliver a spreadsheet in substantially the form attached hereto as Section 6.9 of the CoolTouch Disclosure Schedule (as the same may be updated as described below, the “Spreadsheet”), two (2) Business Days prior to the Closing Date, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, all CoolTouch Participating Holders and their respective addresses of record, the number of shares of CoolTouch Common Stock and number of CoolTouch Stock Options held by such Persons (including the respective certificate numbers), a calculation of the aggregate amount of the Initial Actual Cash Payment, Sharing Percentage, Threshold Sharing Percentage, Payment Amount and the allocation among the Participating Holder of the Initial Actual Cash Payment, and such other information relevant thereto or which Syneron may reasonably request. The certification of the completeness and correctness of the Spreadsheet as of the Closing will be based on the assumption that there are no changes in the information required to be set forth therein between the date of delivery and the Closing. The Company will use Commercially Reasonable Efforts to avoid the occurrence of any such changes and will deliver an updated Spreadsheet, similarly certified, promptly after the occurrence of any such changes; provided, however, that no updates may be made to the Spreadsheet after the Effective Time. Upon delivery of the Spreadsheet Section 2.6(b) of the CoolTouch Disclosure Schedule shall be updated accordingly.

6.10         FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Syneron a properly executed statement in a form reasonably acceptable to Syneron for purposes of satisfying Syneron’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h). The Company acknowledges that Syneron may cause the Company to file such notification with the Internal Revenue Service on or after the Closing Date.

6.11         CoolTouch Expenses. At least two days prior to the Closing Date, the Company shall deliver to Syneron a certificate, executed by an authorized officer of the Company, setting forth in reasonable detail and as of the Closing Date, the amount of the CoolTouch Expenses.

6.12         Directors’ and Officers’ Liability Indemnification and Insurance.

(a)           For a period of six (6) years following the Closing Date, pursuant to the provisions of the CoolTouch Articles of Incorporation and CoolTouch Bylaws, the Surviving Corporation will, and Syneron shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring while such Persons are officers and directors to the same or greater extent as is provided under the CoolTouch Articles of Incorporation and CoolTouch Bylaws as in effect on the date of this Agreement.  For a period of six (6) years following the Closing Date, neither Syneron nor the Surviving Corporation will amend, repeal or modify such provisions in any manner that would adversely affect in any material respect the rights thereunder of such Persons; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Legal Requirements.

(b)           For a period of six (6) years following the Closing Date, Syneron shall provide, or cause the Surviving Corporation to provide, directors’ and officers’ liability insurance coverage on terms and amounts no less favorable than those of such Company liability insurance policy in effect on the date of this Agreement for any current or former officers and directors of the Company with respect to any actions or omissions by such directors or officers occurring prior to the Effective Time.  It shall be the right and responsibility of Syneron, and thereby its insurance agent or representative, to negotiate and execute the terms and conditions of the aforementioned insurance coverage.

(c)           Syneron shall cause the Surviving Corporation to pay, perform, fulfill and discharge, from and after the Effective Time, the obligations of every nature of the Company under any indemnification agreements then in effect with each of the present and former officers and directors of the Company (or his or her heirs or representatives) in accordance with the terms and conditions thereof.

(d)           Notwithstanding the foregoing, no present or former officer and/or director of the Company who is also a CoolTouch Participating Holder shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor or Syneron with respect to any particular amount of Losses recoverable by any of the Purchaser Indemnified Parties against such CoolTouch Participating Holder in his or her capacity as an CoolTouch Participating Holder pursuant to Article VIII of this Agreement or the Escrow Agreement

(e)           The provisions of this Section 6.12 shall survive consummation of the Merger and are expressly intended to benefit each of the present and former officers and directors of the Company (or his or her heirs or representatives) who are entitled to indemnification by the Company as of the date of this Agreement.

6.13         Employee Service.

(a)           For a period of one year following the Closing Date, Syneron shall provide, or shall cause the Surviving Corporation to provide, base salary and employee benefits (excluding equity-based compensation, and accruals above the standard vacation cap of Syneron) to each Employee who continues in employment with Syneron or the Surviving Company following the Closing Date on terms that are, in the aggregate, no less favorable than the base salary and employee benefits (excluding equity-based compensation and accruals above the standard vacation cap of Syneron) provided to such Continuing Employee immediately prior to the Closing Date; provided, however, that nothing contained herein shall be deemed to grant any Employee a right of employment or any salary or benefit level if the employment of such Employee terminates for any reason at any time and further provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. Notwithstanding anything in this Agreement to the contrary, no Employee of the Company shall be deemed to be a third party beneficiary of this Agreement. For purposes of this Section 6.13, “Employees” shall include all employees of the Company, both salaried and hourly, who are active employees of the Company on the Closing Date.

(b)           Syneron shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company, including prior service with predecessor employers where such prior service is recognized by the Company as of immediately prior to the Closing Date, of each Employee in connection with all employee benefit plans, programs or policies of the Company in which Employees are eligible to participate for purposes of eligibility to participate, vesting and determination of level of benefits.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1           Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Syneron, Merger Sub and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible under applicable Legal Requirements), at or prior to the Effective Time, of each of the following conditions:

(a)           Requisite Stockholder Approval. This Agreement shall have been duly adopted and the Merger shall have been duly approved by holders of CoolTouch Common Stock holding at least 84% of the outstanding shares of CoolTouch Common Stock .

(b)           No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Syneron or the Company have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger in any jurisdiction in which Syneron or the Company have substantial business or operations.

(c)           No Prohibitive Orders. No Governmental Authority of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which Syneron or the Company have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger.

(d)           Execution of Escrow Agreement. Syneron, the Company, Merger Sub, the Shareholders Representative and the Escrow Agent shall have entered into an escrow agreement with respect to the Escrow Fund (the “Escrow Agreement”) in the form attached hereto as Exhibit C.

7.2           Additional Conditions to Obligations of Syneron and Merger Sub. The obligations of Syneron and Merger Sub to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver, on or prior to the Effective Time, of each the following additional conditions (each of which conditions may be waived solely by Syneron and Merger Sub in their sole discretion):

(a)           Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a CoolTouch Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 7.2(a), (1) all “CoolTouch Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the phrase “similar phrases” as used in this provison shall not be deemed to include any dollar thresholds contained in any such representations and warranties), and (2) the representations and warranties set forth in Section 3.3 and Section 3.4 shall be true in all respects, in each case, as of the date hereof and through the Effective Time; and Syneron shall have received a certificate signed for and on behalf of the Company by an authorized executive officer of the Company to the foregoing effect (the “CoolTouch Closing Certificate”).

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Syneron shall have received a certificate signed by the chief executive officer of the Company to such effect.

(c)           No CoolTouch Material Adverse Effect. Since the date hereof, there shall not have occurred any CoolTouch Material Adverse Effect that is continuing.

(d)           Required Third Party Consents and Notices. The Company shall have received the required third party consents from the Persons listed on Section 7.2(d) of the CoolTouch Disclosure Schedule, in form and substance reasonably satisfactory to Syneron.

(e)           Limitation on Dissent. Holders of no more than 16.0% of the outstanding shares of CoolTouch Common Stock shall neither have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under Legal Requirements with respect to their shares in connection with the Merger.

(f)            Section 280G Stockholder Approval. Any Employee Benefit Plan or other plans, programs, arrangements or Contracts that may result, separately or in the aggregate, in a Section 280G Payment shall have been approved by CoolTouch Stockholders holding the number of shares of CoolTouch Common Stock required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations relating to Section 280G, or, in the absence of such CoolTouch Stockholders approval, each Person who would otherwise have been entitled to any such payments or benefits shall have duly executed and delivered to Syneron the waiver referred to in Section 6.3.

(g)           Spreadsheet. The Company shall have delivered two (2) Business Days prior to the Closing Date to Syneron and the Exchange Agent the Spreadsheet, which shall have been certified as true and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(h)           Offer Letters. Each of the Key Employees shall have accepted Syneron’s offer of at will employment with Syneron or an Affiliate of Syneron, in substantially the form attached as Exhibit D hereto (the “Offer Letters”), to become effective immediately upon the Closing, and the Offer Letters executed and delivered by each of the Key Employees contemporaneously with the execution of this Agreement shall continue to be in full force and effect.

(i)            PIIA. Each of the Key Employees shall have executed and delivered Syneron’s Confidentiality, Proprietary Rights and Inventions Assignment Agreement, in substantially the form attached as Exhibit E hereto (the “PIIA”), and the PIIA shall be in full force and effect.

(j)            Waivers of Claims. Each of the Key Employees shall have entered into the General Release (Directors and Officers) in the form attached hereto as Exhibit F.

(k)           Resignation of Officers and Directors. The Company shall obtain and deliver to Syneron at the Closing evidence of the resignation of each of the members of the board of directors of the Company, effective as of the Effective Time, in the form attached hereto as Exhibit G.

(l)            Termination of Indemnification Agreement.  The indemnity and security agreement dated as October 28, 2009 by and between the Company and Dave Hennings and Nina Davis shall have been terminated.

(m)           Patent Assignments. Except as set forth in Section 7.2(m) of the CoolTouch Disclosure Schedule, all CoolTouch Registered Intellectual Property shall have be duly assigned to the Company, in the name of “New Star Lasers Inc.”, and registered with the applicable patent office(s) under such name.

(n)           Delivery of CoolTouch Expenses Certificate. Syneron shall have received the certificate contemplated by Section 6.11.

(o)           Delivery of Good Standing Certificate. Syneron shall have received a certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of California dated as of a date within five Business Days before the Closing Date.

(p)           Note Holder Elections. Syneron shall have received duly executed elections, in forms acceptable to Syneron, from all holders of CoolTouch Notes to be cancelled prior to the Closing.

7.3           Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions (each of which conditions may be waived solely by the Company in its sole discretion):

(a)           Representations and Warranties. The representations and warranties of Syneron and Merger Sub set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which is not material, individually or in the aggregate, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date).

(b)           Agreements and Covenants. Syneron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c)           Termination of Guarantees.  The personal guarantees provided by [****] and [****] in connection with the CoolTouch Lines of Credit shall have been terminated, including (i) the Unconditional Guaranty, [****], in connection with the line of credit provided by [****], (ii) the guarantees described in the [****] executed in connection with the line of credit provided by [****] and (iii) the Personal Guaranty described in Section 9 of the line of credit provided by [****].

ARTICLE VIII

INDEMNIFICATION

8.1           Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Syneron and Merger Sub contained in this Agreement, or in the CoolTouch Closing Certificate, shall survive until the date that is twelve (12) months following the Closing Date (the “Expiration Time”); provided, however, that the representations and warranties contained in Section 3.3 (Capitalization), Section 3.13 (Employee Benefit Matters), Section 3.16 (Tax Matters) and Section 3.18 (Intellectual Property Matters) (each an “Excluded Representation”) shall survive until, and claims based upon or arising out of such representations and warranties, and claims pursuant to Section 8.2, may be asserted any time prior to (i) the expiration of all relevant statutes of limitation (including any extensions thereof) for Section 3.16 (Tax Matters) and (ii) the two year anniversary of the Closing Date for Section 3.3 (Capitalization), Section 3.13 (Employee Benefit Matters), and Section 3.18 (Intellectual Property Matters) (the “Extended Expiration Time”).

8.2           Indemnification by CoolTouch Participating Holders. Subject to the terms, conditions and limitations set forth in this Agreement, the CoolTouch Participating Holders shall severally and not jointly indemnify and hold Syneron and its officers, directors and affiliates, including the Surviving Company (collectively, the “Purchaser Indemnified Parties”), harmless against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Purchaser Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any failure of any representation or warranty of CoolTouch set forth in Article III of this Agreement (as qualified by the CoolTouch Disclosure Schedule) to be true and correct as of the date hereof or the Closing Date or in the CoolTouch Closing Certificate to be true and correct as of the Closing Date, (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement; (iii) any failure of the Spreadsheet to be true and correct in all respects, (iv) any CoolTouch Expenses (to the extent not previously deducted from the payments made under this Agreement), and (v) any payments actually made to holders of Dissenting Shares to the extent the holders of Dissenting Shares receive more than they would have received if they had not exercised their dissenters’ rights.

8.3           Indemnification by Syneron. Subject to the terms, conditions and limitations set forth in this Agreement, Syneron shall indemnify and hold the CoolTouch Participating Holders (collectively, the “Participating Holder Indemnified Parties”), harmless against any and all Losses incurred or sustained by the Participating Holder Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any failure of any representation or warranty of Syneron set forth in Article IV of this Agreement (as qualified by the Syneron Disclosure Schedule) to be true and correct as of the date hereof or the Closing Date or (ii) any failure by the Syneron or Merger Sub to perform or comply with any covenant applicable to them contained in this Agreement.

8.4           Limitations on Indemnification.

(a)           The indemnification provisions set forth in Section 8.2 and Section 8.3 shall be the sole and exclusive remedy under this Agreement for the matters set forth herein; provided, however, nothing in this Article VIII prevents any party to this Agreement from bringing an action for fraud or intentional misconduct.

(b)           The Escrow Amount shall be held as the Purchaser Indemnified Parties’ security for the CoolTouch Participating Holders’ indemnification obligations under Section 8.2, until the Expiration Time as described in Section 9.1(b).

(c)           The Purchaser Indemnified Parties shall have a right to set off any Loss claimed by a Purchaser Indemnified Party against the Milestone Payments that may be owed pursuant to Section 2.6(b). The amount of Losses for which recovery may be sought by Purchaser Indemnified Parties pursuant to Section 8.2 shall be offset by amounts actually recovered by the applicable Purchaser Indemnified Parties under insurance policies applicable to such Losses (net of any costs of recovery).

(d)           Recovery against the Escrow Amount and the Milestone Payments (if any) shall be the Purchaser Indemnified Parties’ sole and exclusive remedy under this Agreement for indemnification claims under Section 8.2, except in the case of fraud or intentional misconduct.

(e)           The Purchaser Indemnified Parties and the Participating Holder Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2 and Section 8.3 unless and until one or more Officer’s Certificates (as defined in the Escrow Agreement) identifying Losses in excess of One Hundred Thousand U.S. Dollars (US$100,000) in the aggregate (the “Threshold Amount”) has or have been delivered to the Escrow Agent and the Shareholder Representatives in accordance with this Agreement, in which case the Indemnified Party shall be entitled to recover pursuant to the indemnity set forth in Section 8.2 all claimed Losses.

(f)            Except with respect to claims based upon or arising out of fraud or intentional misconduct, or with respect to claims based upon or arising out of the failure of an Excluded Representation to be true and correct, no claim for indemnification hereunder for breach of any representation or warranty may be brought after the Expiration Time or the Extended Expiration Time, as applicable, except for claims of which the party required to provide indemnification pursuant to Section 8.2 or Section 8.3 (an “Indemnifying Party”) has been notified in writing prior to Expiration Time or the Extended Expiration Time, as applicable.

(g)           It is understood that nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other parties’ obligations under this Agreement.

8.5           Indemnification Procedure.  Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3 (an “Indemnified Party”), or receipt by an Indemnified Party of notice of a Third Party Claim for which such Indemnified Party is entitled to indemnification pursuant to Section 8.2 or Section 8.3 (an “Indemnifiable Claim”), such Indemnified Party will give the Indemnification Control Person written notice thereof (an “Indemnification Notice”); provided, however, that delay or failure to so notify the Indemnification Control Person shall only relieve the Indemnifying Party of its obligations to the extent, if at all, that it is materially prejudiced by reasons of such delay or failure.  The Indemnification Control Person shall have a period of thirty (30) days within which to respond to such Indemnification Notice. If the Indemnification Control Person accepts responsibility within such thirty (30) day period, the Indemnification Control Person shall be entitled to compromise or defend, at its own expense and by counsel chosen by the Indemnification Control Person and reasonably satisfactory to the Indemnified Party, such matter, and the Indemnification Control Person shall provide the Indemnified Party with such assurances as may be reasonably required by the Indemnified Party to assure that the Indemnifying Party will assume and be responsible for defense of such Indemnifiable Claim.  If the Indemnification Control Person rejects responsibility for the matter set forth in an Indemnification Notice in whole or in part or does not respond within thirty (30) days after receiving such Indemnification Notice, the Indemnified Party shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnified Party under applicable Legal Requirements. The Indemnified Party agrees to cooperate fully with the Indemnification Control Person and its counsel in the defense against any such Indemnifiable Claim.  In any event, the Indemnified Party shall have the right to participate in a non-controlling manner and at its own expense in the defense of such Indemnifiable Claim.  If the Indemnification Control Person accepts responsibility for an Indemnifiable Claim, any compromise of such Indemnifiable Claim by the Indemnification Control Person shall require the prior written consent of the Indemnified Party, and until such consent is obtained the Indemnification Control Person shall continue the defense of such Indemnifiable Claim.  If, however, the Indemnified Party refuses its consent to a bona fide offer of settlement that the Indemnification Control Person wishes to accept, the Indemnified Party may assume control of such matter, free of any participation by the Indemnification Control Person, at the sole expense of the Indemnified Party.  In such event that the Indemnified Party refuses its consent to a bona fide offer of settlement, the obligation of the Indemnifying Party to the Indemnified Party shall be equal to the lesser of (i) the amount of the offer of settlement that the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnification Control Person notifies the Indemnified Party of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnified Party is obligated to pay as a result the Indemnification Control Person’s continued defense, or the Indemnified Party’s assumption of control of the defense of such Indemnifiable Claim.  The Indemnification Control Person shall be entitled to recover from the Indemnified Party any additional expenses incurred by the Indemnification Control Person as a result of the decision of the Indemnified Party to continue to defend such Indemnifiable Claim.  Notwithstanding any provisions in this Section 8.5 to the contrary, the Indemnification Control Person shall not be entitled to assume or continue control of the defense of any Indemnifiable Claim if (A) such Indemnifiable Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the amounts reasonably expected to be incurred in connection with such Indemnifiable Claim under Section 8.2 and all other outstanding claims on the Escrow Fund exceeds the amount remaining in the Escrow Fund; (C) such Indemnifiable Claim relates primarily to Intellectual Property or seeks as the sole remedy injunctive or other non-monetary relief from the Indemnified Party; (D) the Indemnified Party has been advised by its legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (E) the Indemnification Control Person fails to vigorously defend such Indemnifiable Claim.  If the Indemnified Party controls the defense of any Third Party Claim as to which it is entitled to indemnification hereunder, the Indemnified Party shall be entitled to be reimbursed by the Indemnifying Party for its reasonable defense costs as such costs are incurred.

ARTICLE IX

ESCROW FUND; SHARHEOLDER REPRESENTATIVE

9.1           Escrow.

(a)           Escrow Fund.  By virtue of this Agreement and as security for the indemnity obligations provided for in Section 8.2 hereof and to satisfy any obligation with respect to an adjusted calculation of the Closing Working Capital as provided for in Section 2.7 above, at the Closing, each of the CoolTouch Participating Holders will be deemed to have received and deposited with the Escrow Agent such CoolTouch Participating Holders pro rata portion of the escrow fund without any act of the CoolTouch Participating Holders. The Escrow Amount shall be available: (i) to compensate the Purchaser Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 8.2 and this Section 9.1; and (ii) to satisfy any Working Capital Adjustment Amount related disbursement to the Surviving Corporation pursuant to Section 2.7(c) above. At the Closing, Syneron will deposit the Escrow Amount with the Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.

(b)           Escrow Period; Distribution upon Termination of Escrow Period.

(i)            Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time in California, at the Expiration Time (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims initiated prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Expiration Time.

(ii)           Within five (5) Business Days following the Expiration Time, the Escrow Agent shall deliver to each applicable CoolTouch Participating Holder, with respect to the Escrow Fund, such Person’s Sharing Percentage (or, after occurrence of the Post-Closing Threshold Event, the Threshold Sharing Percentage) of the amount then remaining in the Escrow Fund that is not required to satisfy any then pending indemnification claims against the Escrow Fund (in accordance with Section 8.2) or claims in respect of a Shortfall (in accordance with Section 2.7).

(c)           The Escrow shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(d)           Any income of the Escrow shall be retained in the Escrow, and if not paid to Syneron in connection with Section 2.7(c) or Article VIII, shall ultimately be distributable to the CoolTouch Participating Holders in accordance with this Agreement and the Escrow Agreement.

(e)           Within five (5) Business Days following the Expiration Time, the Escrow Agent shall deliver to each CoolTouch Participating Holder, with respect to the Escrow Fund, such Person’s pro rata interest in the amount then remaining in the Escrow Fund that is not required to satisfy any then pending indemnification claims against the Escrow Fund (in accordance with Article VIII) or claims in respect of a Working Capital Adjustment Amount (in accordance with Section 2.7).

9.2           Shareholder Representatives.

(a)           By virtue of the approval of the Merger and this Agreement by the CoolTouch Stockholders, each of the CoolTouch Participating Holders shall be deemed to have agreed to appoint David Hennings and Nina Davis as their agents and attorney in facts, as the Shareholder Representatives for and on behalf of the CoolTouch Participating Holders to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by such Indemnified Party pursuant to Section 8.2, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the CoolTouch Participating Holders from time to time upon not less than thirty (30) days prior written notice to Syneron; provided, however, that the Shareholder Representatives may not be removed unless holders of a majority of the Outstanding Share Number (Fully-Diluted) held by CoolTouch Participating Holders agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority of the Outstanding Share Number (Fully-Diluted) held by CoolTouch Participating Holders. No bond shall be required of the Shareholder Representatives, and the Shareholder Representatives shall not receive any compensation for their services. Notices or communications to or from the Shareholder Representatives shall constitute notice to or from the CoolTouch Participating Holders.

(b)           The Shareholder Representatives shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith. The CoolTouch Participating Holders shall indemnify the Shareholder Representatives and hold the Shareholder Representatives harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representatives and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder. A decision, act, consent or instruction of the Shareholder Representatives, including an amendment, extension or waiver of this Agreement pursuant to Section 11.2 or Section 11.3 hereof, shall constitute a decision of the CoolTouch Participating Holders and shall be final, binding and conclusive upon the CoolTouch Participating Holders; and Syneron may rely upon any such decision, act, consent or instruction of the Shareholder Representatives as being the decision, act, consent or instruction of the CoolTouch Participating Holders. Syneron is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Representatives.

ARTICLE X

TERMINATION

10.1         Termination. Notwithstanding the prior receipt of the Requisite CoolTouch Stockholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 10.1 shall give prompt written notice of such termination to the other party hereto):

(a)           by mutual written consent duly authorized by the CoolTouch Board and the Syneron Board; or

(b)           by either Syneron or the Company if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction in which Syneron or the Company have substantial business or operations, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger in any jurisdiction in which Syneron or the Company have substantial business or operations or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Syneron or the Company have substantial business or operations or which has the effect of prohibiting, preventing or otherwise restraining the Merger in any jurisdiction in which Syneron or the Company have substantial business or operations, and such Order has become final and non-appealable; or

(c)           by either Syneron or the Company if the Merger shall have not been consummated by March 21, 2014 (the “Termination Date”); and provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VII having failed to be satisfied or fulfilled on or prior to the Termination Date, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement; or

(d)           by either Syneron or the Company (provided it is not then in material breach of any of its agreements or other covenants under this Agreement) in the event of (i) a breach of any covenant or agreement set forth in this Agreement by the other party hereto or (ii) any inaccuracy in the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) in the case of Syneron, or Section 7.3(a) or Section 7.3(b) in the case of the Company, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of Commercially Reasonable Efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 10.1(d) shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 10.1(d) may not terminate this Agreement pursuant to this Section 10.1(d) if such breach or inaccuracy is cured by the other party hereto within such thirty (30) calendar day period).

10.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of Article VIII, Section 9.2, Section 10.2, Section 11.1, Section 11.8, Section 11.9, Section 11.10 and Section 11.11 shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)           If to Syneron or Merger Sub:

Syneron Medical Ltd.
Industrial Zone
Tavor Building
P.O.B. 550
Yokneam Illit 20692, Israel

Syneron, Inc.
3 Goodyear Unit A
Irvine, CA 92618, USA

Attention: General Counsel
Facsimile: 972-73-244-2202

With a copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021
Israel
Attention: Gene Kleinhendler/Einat Meisel.
Facsimile: 972-3-607-4411

(b)           If to CoolTouch :

New Star Lasers, Inc.
d.b.a CoolTouch, Inc.
9085 Foothills Blvd,
Roseville, CA 95747, United States
Facsimile: 916-677-1910

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Attention: Geoffrey P. Leonard.
Facsimile: +1 415 315 4833

(c)           If to the Shareholder Representatives, to

Nina Davis
590 Ridgeback Lane
Colfax, CA 95713
Facsimile No.:  916-677-1910

And

David Hennings
17980 Crother Hills Road
Meadow Vista, CA 95722
Facsimile No.:  916-677-1910

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

11.2         Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Syneron, Merger Sub, the Company and the Shareholders Representatives; provided, however, that, after the adoption of this Agreement by the CoolTouch Stockholders, no amendment may be made to this Agreement that requires further approval by such stockholders under applicable Legal Requirements.

11.3         Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.4         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.5         Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

11.6         Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that following the Effective Time Syneron and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 11.6 shall relieve Syneron of its obligations hereunder.

11.7         Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.8         Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the conflict of law provisions thereof.

11.9         Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within State of California in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

11.10       Waiver of Jury Trial. EACH OF SYNERON, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF SYNERON, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

11.11       Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.12       Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Syneron, Merger Sub, Company and Shareholder Representatives have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYNERON, INC. By: /s/ Shimon Eckhouse Name: Shimon Eckhouse Title: Director
CTRIA ACQUISITION CORPORATION By: /s/ Amit Meridor Name: Amit Meridor Title: Director
NEW STAR LASERS, INC. By: /s/ Nina Davis Name: Nina Davis Title: President

SHAREHOLDER REPRESENTATIVES By: /s/ David Hennings Name: David Hennings By: /s/ Nina Davis Name: Nina Davis